Exhibit 2.1

ARRANGEMENT AGREEMENT

AMONG

RADIANT LOGISTICS, INC.,

RADIANT GLOBAL LOGISTICS ULC

AND

WHEELS GROUP INC.

January 20, 2015

i

ii

ARRANGEMENT AGREEMENT

THIS AGREEMENT is made as of January 20, 2015

AMONG:

RADIANT LOGISTICS, INC., a corporation incorporated under the laws of the State of Delaware (the “Parent”)

- and -

Radiant Global Logistics ULC, an unlimited liability company existing under the laws of British Columbia (the “Purchaser”)

- and -

WHEELS GROUP INC., a corporation incorporated under the laws of the Province of Ontario (the “Company”).

WHEREAS the Parent, through the Purchaser, proposes to acquire all of the outstanding Common Shares of the Company pursuant to the Arrangement (as defined herein), as provided in this Agreement;

AND WHEREAS the Board of Directors (as defined herein) has approved this Agreement and has agreed to recommend that the Arrangement Resolution (as defined herein) be approved by the Shareholders (as defined herein) at the Company Meeting (as defined herein), on the terms and subject to the conditions of this Agreement;

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1

INTERPRETATION

1.1 Definitions

In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:

“1933 Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“1934 Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Acquisition Financing” has the meaning ascribed thereto in Section 3.2(ee);

“Acquisition Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Acquisition Financing or other financings in connection with the transactions contemplated hereby, including the Lender, and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective affiliates, and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns;

“Acquisition Proposal” means, at any time, whether or not in writing, any proposal (including any modification or proposed modification of any such proposal) with respect to (a) any acquisition by any person or group of persons of Common Shares (or securities convertible into or exchangeable or exercisable for Common Shares) representing 20% or more of the Common Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Common Shares) or (b) any acquisition by any person or group of persons of any assets of the Company and/or one or more of the Company Entities (including shares or other equity interests of any Company Entity) individually or in the aggregate contributing 20% or more of the consolidated revenue of the Company and the Company Entities or representing 20% or more of the assets of the Company and the Company Entities taken as a whole (in each case based on the consolidated financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record) (or any lease, license, or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multi-step transaction or series of transactions, directly or indirectly involving the Company or any Company Entity, and in each case excluding the Arrangement and the other transactions contemplated by this Agreement and any transaction between the Company and/or one or more of its wholly-owned subsidiaries;

“affiliate” and “associate” have the meanings respectively ascribed thereto under the Securities Act;

“Agreement” means this Arrangement Agreement (including the Schedules attached hereto) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof;

“Alternative Financing” has the meaning ascribed thereto in Section 5.5(a);

“Arrangement” means an arrangement under section 182 of the OBCA on the terms and subject to the conditions set forth in the Plan of Arrangement as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms or made at the direction of the Court in the Final Order and with the consent of the Purchaser and the Company, each acting reasonably;

“Arrangement Resolution” means the special resolution to be considered and, if thought fit, passed by the Shareholders at the Company Meeting to approve the Arrangement, to be substantially in the form and content of Schedule B hereto;

“Board of Directors” means the board of directors of the Company as constituted from time to time;

“BMOCP Facility” means the loan from BMO Capital Partners announced in the Company’s press release dated December 19, 2014;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Toronto, Ontario or New York City, New York are closed for business;

“Canadian GAAP” means accounting principles generally accepted in Canada applicable to public companies at the relevant time and which incorporates International Financial Reporting Standards as adopted by the Canadian Accounting Standards Boards;

“Canadian Plans” has the meaning ascribed thereto in Section 3.1(y)(ii);

“Canadian Securities Laws” means the Securities Act and all other applicable Canadian provincial securities legislation and the respective regulations made thereunder, including all instruments, policies, rules, orders, codes, notices and interpretation notes of the relevant securities regulators;

“Change of Recommendation” has the meaning ascribed thereto in Section 7.1(c)(i);

“Circular” means the notice of meeting and accompanying information circular (including all schedules, appendices and exhibits thereto) to be sent to the Shareholders in connection with the Company Meeting, including any amendments or supplements thereto;

“Closing Date Working Capital” means an amount equal to the aggregate value of all Current Assets minus the aggregate value of all Current Liabilities immediately following the Effective Time;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Commitment Letter” has the meaning ascribed thereto in Section 3.2(ee);

“Common Shares” means the common shares in the capital of the Company;

“Company Annual Financial Statements” means the audited consolidated financial statements of the Company for the years ending December 31, 2013 and 2012, together with the notes thereto;

“Company Data Room” means the Company’s electronic data room entitled “Project Tower Data Room” and posted at https://services.intralinks.com, as the same is constituted as of the date immediately prior to the date hereof;

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Company and delivered to the Purchaser contemporaneously with the execution of this Agreement;

“Company Entity” means, the material subsidiaries of the Company as set forth in Section 1.1 of the Company Disclosure Letter;

“Company Financial Statements” means the Company Annual Financial Statements and the Company Interim Financial Statements;

“Company Founders” means Doug Tozer, Denise Messier and Peter Jamieson;

“Company Interim Financial Statements” means the unaudited interim consolidated financial statements of the Company for the three and nine month periods ended September 30, 2014, together with the notes thereto;

“Company Material Contract” has the meaning ascribed to that term in Section 3.1(u)(i);

“Company Meeting” means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement;

“Company Plans” has the meaning ascribed thereto in Section 3.1(y)(i), and “Company Plans” excludes the Canadian Plans;

“Company Public Disclosure Record” means all documents filed by or on behalf of the Company on the System for Electronic Document Analysis Retrieval (SEDAR) from December 31, 2013 and prior to the date of this Agreement;

“Company Transaction Expenses” means all costs and expenses incurred by the Company and/or the Company Entities prior to the Effective Time, or agreed to by the Company and/or the Company Entities prior to the Effective Time, in connection with the transactions contemplated by this Agreement, including all legal, tax, accounting, financial advisory, investment banking, printing and other administrative or professional fees, costs and expenses of third parties incurred by the Company, including in connection with the consideration of any alternative transactions in relation to the Company prior to or after the execution of this Agreement, the negotiation and settlement of this Agreement, the preparation and mailing of the Circular, the convening of the Company Meeting, applications for the Interim Order and the Final Order, the solicitation of proxies in respect of the Company Meeting, the structuring and completion of the transactions contemplated by this Agreement, the cost of directors’ and officers’ liability insurance or run-off insurance required under Section 5.8, bank or lender origination or loan fees (including any counsel fees associated therewith), any prepayment penalties, premium payments or similar fees or costs incurred in connection with the retirement of amounts owed under the Senior Credit Facility and/or the BMOCP Facility as contemplated herein, and any transaction or retention bonuses paid or agreed to be paid by the Company, including any payroll or similar taxes that the Company would be required to pay in connection with these payments;

“Confidential Data” has the meaning ascribed thereto in Section 5.2(b);

“Consideration Shares” means the Radiant Shares to be transferred to Shareholders pursuant to Section 3.1(c) of the Plan of Arrangement;

“Contract” means any contract, agreement, indenture, note, instrument, license, lease, instrument or other obligation to which the Company or any Company Entity is a party;

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with a Person or (ii) which together with such Person is treated as a single employer under Section 414(t) of the Code;

“Court” means the Ontario Superior Court of Justice (Commercial List) or other court with jurisdiction to consider and issue the Interim Order and the Final Order;

“Current Assets” means the aggregate of the Parent’s and the Parent Subsidiaries’ current assets, which include cash, accounts receivable, prepaid expenses, inventory, prepaid income taxes and current income taxes receivable (if any) and other current assets determined in accordance with US GAAP applied on a basis consistent with past practice;

“Current Liabilities” means the aggregate of the Parent’s and the Parent Subsidiaries’ current liabilities, which include accounts payable and accrued liabilities, obligations relating to property and equipment of the business, or other current liabilities determined in accordance with US GAAP applied on a basis consistent with past practice;

“Depositary” means Equity Financial Trust Company;

“Director” means the Director appointed pursuant to section 278 of the OBCA;

“Dissent Rights” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Dissenting Shareholder” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Effective Date” means the date upon which all of the conditions to the completion of the Arrangement as set out in Article 8 have been satisfied or waived in accordance with the provisions of this Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and the Arrangement becomes effective in accordance with the OBCA and the Final Order;

“Effective Time” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Environment” means the natural environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource);

“Environmental Approvals” means all Permits or other authorizations issued or required by any Governmental Authority pursuant to any Environmental Law;

“Environmental Laws” means Laws aimed at or relating to reclamation or restoration of property; abatement of pollution; protection of the Environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, treatment, storage, disposal or control of, or exposure to, Hazardous Substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances, including to ambient air, surface water or groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or otherwise protecting human health and safety or the Environment;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“Expense Reimbursement Agreement” means the agreement providing for the payment of certain Company Transaction Expenses in the form attached as Schedule D to this Agreement;

“Export Approvals” has the meaning ascribed thereto in Section 3.1(gg)(i);

“Export Control Laws” has the meaning ascribed thereto in Section 3.1(gg);

“Fairness Opinion” means the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the consideration to be received by the Shareholders under the Arrangement is fair, from a financial point of view, to such Shareholders;

“Final Application” has the meaning ascribed thereto in Section 5.6(b)(iv).

“Final Order” means the order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement under section 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended on appeal;

“Financial Advisor” means Cormark Securities Inc.;

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, commission, board or authority of any government, governmental body, quasi-governmental or regulatory body (including the NYSE MKT and the TSX-V);

“Hazardous Substances” means any waste or other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that would result in liability under, any applicable Environmental Laws including petroleum and all derivatives thereof or synthetic substitutes therefor, hydrogen sulphide, arsenic, cadmium, lead, mercury, polychlorinated biphenyls (“PCBs”), PCB-containing equipment and material, mould, asbestos, asbestos-containing material, urea-formaldehyde, urea-formaldehyde-containing material and any other material or substance that may impair the Environment, the health of any individual, property or plant or animal life;

“Income Tax” means any federal, state, local, or non-U.S. income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not;

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto;

“Indemnified Parties” has the meaning ascribed thereto in Section 5.8(a);

“Intellectual Property Rights” has the meaning ascribed thereto in Section 3.1(z)(i);

“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by Section 2.2(a) providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Investment Canada Act” means the Investment Canada Act (Canada);

“IRS” means the IRS of the United States and any successor thereto;

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which the Company or any of its subsidiaries holds voting shares, equity interests or other rights of participation but which is not a subsidiary of the Company, and any subsidiary or downstream affiliate of any such entity;

“Laws” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

“Lease” has the meaning ascribed thereto in Section 3.1(r);

“Leased Real Property” has the meaning ascribed thereto in Section 3.1(r);

“Lender” has the meaning ascribed thereto in Section 3.2(ee);

“Liens” means any pledge, lien, charge, option, mortgage, security interest or restriction;

“Lock-Up Agreements” mean the support and lock-up agreements dated the date hereof and made between the Purchaser, Parent and the Locked-Up Shareholders;

“Locked-Up Shareholders” means the persons who are party to the Lock-Up Agreements;

“Material Adverse Effect” means, in respect of the Company or the Parent, as the case may be, any change, effect, event or occurrence that is, or would reasonably be expected to become, material and adverse to the business, properties, assets, liabilities, obligations (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, condition (financial or otherwise), operations or results of operations of the Company or the Parent, as applicable, and such entities’ subsidiaries, taken as a whole, except any change, effect, event or occurrence resulting from or relating to:

(a)	the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, or otherwise contemplated by or resulting from the terms of this Agreement;
(b)	changes in general economic, securities, financial, banking or currency exchange markets;
(c)	changes in political or civil conditions in any jurisdiction in which operations are conducted;
(d)	any generally applicable changes in applicable Laws or regulations, changes in Canadian GAAP, U.S. GAAP or other applicable accounting standards;
(e)	a natural disaster or the commencement, occurrence or continuation of any war, armed hostilities or act of terrorism; or

(f)

any decrease in the market price or any decline in the trading volume of the Common Shares or the Radiant Shares (it being understood that the causes underlying such change in market price or trading volume (other than those in items (a) to (e) above) may be taken into account in determining whether a Material Adverse Effect has occurred);

with respect to (b) through (e), to the extent that such changes do not disproportionately affect the Company or the Parent, as applicable, and such entities’ subsidiaries, taken as a whole, relative to comparable companies in the transportation logistics business.

“material fact” has the meaning attributed to such term under the Securities Act;

“Material Sales Personnel” means the sales people of the Company that were responsible for arranging sales of more than $500,000 during the Company’s 2014 financial year, each of whom is listed in Section 3.1(cc) of the Company Disclosure Letter;

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions;

“misrepresentation” has the meaning attributed to such term under the Securities Act;

“NI 52-109” means National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual And Interim Filings;

“Non-Disclosure Agreement” means the non-disclosure agreement dated as of January 15, 2014 between the Company and the Parent, as it may be amended, restated, supplemented or otherwise modified from time to time;

“NYSE MKT” means the NYSE MKT LLC;

“OBCA” means the Business Corporations Act (Ontario) and all regulations made thereunder, as promulgated or amended from time to time;

“OFAC” has the meaning ascribed thereto in Section 3.1(gg);

“Optionholder” means a holder of one or more Options;

“Options” means, at any time, options to acquire Common Shares granted pursuant to the Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested;

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any person, that such action is consistent with the past practices of such person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such person;

“Outside Date” means the date that is 120 days after the date of this Agreement or such later date as may be agreed to in writing by the Parties;

“Parent Data Room” means the Parent’s electronic data room entitled “Radiant Logistics Dataroom” and posted at https://services.intralinks.com, as the same is constituted as of the date immediately prior to the date hereof;

“Parent Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Parent and delivered to the Company contemporaneously with execution of this Agreement;

“Parent Financial Statements” means the audited consolidated financial statements of the Parent as at, and for the years ended June 30, 2014 and 2013, together with the notes thereto;

“Parent Interim Financial Statements” means the unaudited interim consolidated financial statements of the Parent for the three months ended September 30, 2014, together with the notes thereto;

“Parent Material Contract” has the meaning ascribed to that term in Section 3.2(g)(i);

“Parent Preferred Stock” has the meaning ascribed thereto in Section 3.2(k);

“Parent Public Disclosure Record” means all reports, registration statements and other documents filed by or on behalf of the Parent on the Electronic, Data-Gathering, Analysis and Retrieval (EDGAR) from since June 30, 2013 and prior to the date hereof;

“Parent SEC Documents” has the meaning ascribed thereto in Section 3.2(o)(i);

“Parent Subsidiaries” has the meaning ascribed thereto in Section 3.2(l);

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority;

“Permitted Liens” means, for the Company or any Company Entity, or the Parent or any Parent Subsidiary, as the context requires: (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in conformity with U.S. GAAP or Canadian GAAP, as applicable; easements, rights-of-way, covenants, restrictions and other encumbrances of record with respect to tangible properties as of the date hereof; (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business; (iii) statutory landlords’ Liens and Liens granted to landlords under any lease, (iv) non-exclusive licenses of non-material Intellectual Property in the ordinary course of business; (v) any purchase money security interests, equipment leases or similar financing arrangements; (vi) any Liens which are disclosed on the most recent consolidated balance sheet of the Company or Parent, as applicable, or the notes thereto; (vii) zoning, building entitlement and other similar land use codes and regulations promulgated by Governmental Authorities; and (viii) any Liens that are not material to the Company, the Company Entities or their businesses, taken as a whole, or Parent, its Subsidiaries or their businesses, taken as a whole, as applicable.

“person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content set out in Schedule A hereto, as the same may be amended, supplemented or varied from time to time in accordance with Article 6 of the Plan of Arrangement or at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably;

“Pre-Acquisition Reorganization” has the meaning ascribed thereto in Section 5.1(a);

“Proceedings” has the meaning ascribed thereto in Section 3.1(o);

“Pricing Date” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;

“Purchaser Transaction Expenses” means all costs and expenses incurred by the Parent or the Purchaser in connection with the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, printing and other administrative or professional fees, costs and expenses of third parties incurred by the Parent or the Purchaser, including the negotiation and settlement of this Agreement, costs and expenses incurred in connection with the Acquisition Financing and structuring and completion of the transactions contemplated by this Agreement;

“Radiant Shares” means shares of common stock of the Parent, par value US$0.001 per share;

“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment;

“Representatives” means, collectively, with respect to a person, any officers, directors, employees, consultants, advisors, agents or other representatives (including, solicitors, accountants, investment bankers and financial advisors) of that person or any subsidiary of that person;

“Required Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set forth in Schedule C hereto;

“Returns” means all reports, forms, elections, designations, schedules, statements, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed with any Governmental Authority in connection with, any Taxes and including any other filings relating to Taxes, including all returns in respect of Taxes and other material reports and information under the Tax Act, the income tax or corporation capital tax legislation of any province of Canada or any foreign country or political subdivision thereof in which the relevant person carries on business or to a jurisdiction of which it is otherwise subject, any sales or excise tax legislation of a province of Canada or any foreign country, or political subdivision thereof or legislation affecting any other Taxes, applicable to such person pursuant to which it is liable or required to pay or remit Taxes;

“Right to Match Period” has the meaning ascribed thereto in Section 6.2(b)(iv);

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended;

“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 3.2(m);

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder;

“Securities Regulatory Authorities” means the securities regulatory authorities in each of the Provinces of Canada;

“Senior Credit Facility” means the credit agreement between the Company and the Senior Lenders.

“Senior Lenders” means the Company’s syndicate of lenders, including the Bank of Montreal, as lead, and HSBC Bank Canada.

“Shareholder” means a holder of one or more Common Shares;

“Share Consideration Value” means US$4.25 per Radiant Share;

“Solvent” has the meaning ascribed thereto in Section 3.2(v)(ii);

“Stock Option Plan” means the Stock Option Plan of the Company effective as of December 31, 2011;

“subsidiary” means, with respect to a specified entity, any:

(a) corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are as at the date of this Agreement owned by such specified entity;

(b) partnership, unlimited liability company, limited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c) a subsidiary (as defined in clauses (a) and (b) above) of any subsidiary (as so defined) of such specified entity;

“Superior Proposal” means a bona fide written Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Acquisition Proposal” shall be changed to “100%”) made by a third party or third parties acting jointly (other than the Purchaser and its affiliates) and which or in respect of which:

(d) the Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i) would, taking into account all of the terms and conditions of such Acquisition Proposal, and if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Shareholders from a financial point of view than the Arrangement; and

(ii) is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or persons making such Acquisition Proposal; and

(e) is not subject to any due diligence condition or due diligence termination right in favour of the acquiror; and

(f) is made available to all of the Shareholders on the same terms and conditions;

“Superior Proposal Notice” has the meaning ascribed thereto in Section 6.2(b)(iii);

“surviving corporation” means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of the Company with or into one or more other entities (pursuant to a statutory procedure or otherwise);

“Tax” or “Taxes” means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including (i) all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant person), sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, licence taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, and other taxes, fees, imposts, assessments or charges of any kind whatsoever together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof, (ii) any tax imposed, assessed, collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, and (iii) any liability for any of the foregoing of a transferee, successor, guarantor or by contract or by operation of law;

“Tax Act” means the Income Tax Act (Canada);

“Termination Fee” has the meaning ascribed thereto in Section 7.2(a);

“Termination Fee Event” has the meaning ascribed thereto in Section 7.2(e);

“Treasury Regulations” means the final and temporary Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations);

“TSX-V” means the Toronto Stock Exchange Venture;

“U.S. GAAP” means accounting principles generally accepted in the United States; and

“U.S. Securities Laws” means the 1933 Securities Act, the 1934 Exchange Act and all other state securities Laws and the rules and regulations promulgated thereunder.

1.2 Currency

Except where otherwise specified, all references to currency herein are to lawful money of Canada and “$” refers to Canadian dollars.

1.3 Interpretation Not Affected by Headings

The division of this Agreement into Articles, sections, paragraphs and subparagraphs and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, section or other portion hereof. Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section, subsection, paragraph, clause, subclause or schedule by number or letter or both are to that Article, section, subsection, paragraph, clause, subclause or schedule in this Agreement.

1.4 Knowledge

Any reference in this Agreement to the “knowledge” of the Company shall mean the actual or constructive knowledge, after due inquiry, of Doug Tozer, Chief Executive Officer, Ted Irwin, Chief Financial Officer, and Peter Jamieson, Chief Operating Officer of the Company. Any reference in this Agreement to the “knowledge” of the Parent or the “knowledge” of the Purchaser shall mean the actual or constructive knowledge, after due inquiry, of Bohn H. Crain, Chief Executive Officer, Todd E. Macomber, Chief Financial Officer, and Robert L. Hines, Jr., Senior Vice President, General Counsel and Secretary of the Parent.

1.5 Extended Meanings, Etc.

Unless the context otherwise requires, words importing only the singular number also include the plural and vice versa; words importing any gender include all genders. The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.

1.6 Date of any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

1.7 Performance of the Purchaser’s Obligations

The Parent unconditionally guarantees the due and punctual performance of each and every obligation of the Purchaser arising under this Agreement and the Arrangement.

1.8 Schedules

The following are the Schedules to this Agreement:

Schedule A	-	Form of Plan of Arrangement

Schedule B	-	Arrangement Resolution

Schedule C	-	Required Regulatory Approvals

Schedule D	-	Expense Reimbursement Agreement

Article 2

THE ARRANGEMENT

2.1 The Arrangement

Subject to the satisfaction of the terms and conditions of this Agreement and the Plan of Arrangement, the Interim Order, and the Final Order, beginning at the Effective Time, the Parties agree to implement the Plan of Arrangement. The closing of the Arrangement will take place at 8:30 a.m. (Toronto time) on the Effective Date at the offices in Toronto of Bennett Jones LLP, or at such other time on the Effective Date or such other place as may be agreed to by the Parties.

2.2 Implementation Steps by the Company

The Company covenants in favour of the Purchaser and the Parent that, subject to the terms of this Agreement, the Company will:

(a) as soon as reasonably practicable after the execution of this Agreement and, in any event, in sufficient time to hold the Company Meeting in accordance with Section 2.2(b), apply to the Court for the Interim Order in a manner and form acceptable to the Purchaser, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Interim Order;

(b) lawfully convene and hold the Company Meeting in accordance with the Interim Order, the OBCA, the Company’s articles and by-laws and applicable Laws, as soon as reasonably practicable after the Interim Order is issued and, in any event, not later than ninety (90) days from the date of this Agreement, and will not, and will not propose to adjourn, postpone or cancel the Company Meeting except with the written consent of the Purchaser, for quorum purposes or as otherwise permitted by this Agreement (except as required by Law or by valid Shareholder action);

(c) unless and until the Board of Directors has made a Change in Recommendation or as otherwise provided in this Agreement, use its commercially reasonable efforts to solicit from the Shareholders proxies in favour of the approval of the Arrangement Resolution including, if so requested by the Purchaser, acting reasonably, and at the Purchaser’s expense, using the services of investment dealers and proxy solicitation agents, and cooperating with any persons engaged by the Purchaser, to solicit proxies in favour of the approval of the Arrangement Resolution and take all other actions reasonably requested by the Purchaser that are reasonably necessary or desirable to obtain the approval of the Arrangement by the Shareholders and permit the Purchaser to assist, and consult with the Purchaser and keep the Purchaser apprised, with respect to such solicitation and other actions;

(d) as soon as reasonably practicable after the Company Meeting and, in any event, not later than four (4) Business Days thereafter, apply to the Court pursuant to section 182(5) of the OBCA for the Final Order in a manner and form acceptable to the Purchaser, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Final Order; and

(e) subject to obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 8 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions reasonably necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to it prior to the Outside Date.

2.3 Implementation Steps by the Purchaser and the Parent

The Parent and the Purchaser each covenants in favour of the Company that, subject to the terms of this Agreement, the Parent and the Purchaser will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 8 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions reasonably necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to each of them prior to the Outside Date.

2.4 Interim Order

The application referred to in Section 2.2(a) shall, unless the Company and the Purchaser otherwise agree, include a request that the Interim Order provide, among other things:

(a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b) that the record date for Shareholders entitled to notice of and to vote at the Company Meeting need not change in respect of any adjournment(s) or postponement(s) of the Company Meeting or any other change;

(c) that the record date for the Shareholders entitled to receive notice of and to vote at the Company Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Meeting;

(d) that the requisite approval for the Arrangement Resolution shall be 66 2⁄3% of the votes cast on the Arrangement Resolution by the Shareholders present in person or by proxy at the Company Meeting voting together as a single class, and, if required by applicable Laws, a majority of the votes cast by Shareholders present in person or by proxy at the Company Meeting, excluding for this purpose votes attached to Common Shares required to be excluded pursuant to MI 61-101 or as modified by the Interim Order;

(e) for the grant of Dissent Rights as set forth in the Plan of Arrangement;

(f) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g) that the Company Meeting may be adjourned or postponed from time to time by management of the Company, subject to the terms of this Agreement, without the need for additional approval of the Court; and

(h) subject to the consent of the Company (such consent not to be unreasonably withheld or delayed), shall also include a request that the Interim Order provide for such other matters as the Purchaser may reasonably require.

2.5 Circular and Preparation of Filings

(a) Subject to the Purchaser and the Parent complying with Section 2.5(d), the Company will, in consultation with the Purchaser:

(i) as promptly as reasonably practicable after the execution of this Agreement, prepare the Circular together with any other documents required by the OBCA or applicable Laws in connection with the Company Meeting; and

(ii) as promptly as reasonably practicable after the issuance of the Interim Order and, in any event, within 10 Business Days, cause the Circular to be sent to the Shareholders and filed as required by the Interim Order and applicable Laws.

(b) Subject to the Purchaser and the Parent complying with Section 2.5(d), the Company shall ensure that the Circular complies in all material respects with applicable Laws, and, without limiting the generality of the foregoing, that the Circular (including with respect to any information incorporated therein by reference) will not, at the time of mailing, contain any misrepresentation (other than in each case with respect to any information furnished by the Purchaser and the Parent) and will provide the Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting.

(c) The Company and the Purchaser will cooperate in the preparation, filing and mailing of the Circular. The Company will provide the Purchaser and its Representatives with a reasonable opportunity to review and comment on drafts of the Circular and other documents related thereto prior to filing the Circular with applicable Governmental Authorities and mailing the Circular to the Shareholders and will incorporate therein all reasonable comments made by the Purchaser and its Representatives. All information relating to the Purchaser and the Parent included in the Circular shall be in form and content satisfactory to the Purchaser, acting reasonably, and the Circular shall include a copy of the Fairness Opinion and a statement that the Board of Directors has determined that the Arrangement is fair, from a financial point of view, to the Shareholders and is in the best interests of the Company and the recommendation of the Board of Directors that the Shareholders vote in favour of the Arrangement Resolution and the rationale for that recommendation. The Circular shall include the Reference Radiant Share Price (as defined in the Plan of Arrangement) for purposes of determining the consideration for the Common Shares in accordance with the Plan of Arrangement.

(d) As soon as reasonably practicable after the date of this Agreement and, in any event, not later than ten (10) Business Days after the date hereof, the Purchaser and the Parent will furnish the Company with all such information regarding the Purchaser, the Parent and the Parent Subsidiaries as may be required to be included by the Company in the Circular pursuant to applicable Laws and/or which is reasonably requested by the Company and any other documents related thereto. Such information furnished by the Purchaser and the Parent, as it relates to the Parent, the Purchaser and the Parent Subsidiaries will not, at the time of mailing, contain any misrepresentation. In particular but without limitation, the Purchaser shall provide the Company with all information required in order for the Company to prepare the pro forma financial statements required to be included in the Circular and obtain all consents from its auditors required in connection with the financial information of the Purchaser required to be included in the Circular.

(e) The Company and the Purchaser will each promptly notify the other if at any time before the Effective Date it becomes aware (in the case of the Company only with respect to the Company and the Company Entities and in the case of the Purchaser only with respect to the Parent and its subsidiaries) that the Circular or any other document referred to in Section 2.5(d) contains any misrepresentation or otherwise requires any amendment or supplement and promptly deliver written notice to the other Party setting out full particulars thereof. In any such event, the Company and the Purchaser will cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the Circular or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith.

(f) The Company will advise the Purchaser when the Purchaser may reasonably request, and on a daily basis commencing ten (10) Business Days prior to the Company Meeting, as to the aggregate tally of the proxies and votes received in respect of the Company Meeting.

(g) The Company will promptly provide the Purchaser with any notice relating to the Company Meeting and allow Representatives of the Purchaser and the Parent to attend the Company Meeting.

2.6 Court Proceedings

The Company will provide the Purchaser and its counsel with reasonable opportunity to review and comment upon drafts of all material to be filed in Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Law, the Company will not file any material with the Court and will not agree to modify or amend materials filed or served, except with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that nothing herein shall require the Purchaser to agree or consent to any increase in consideration or expansion of obligations. The Company will also provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.

2.7 Articles of Arrangement

On or before the third Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 8 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or waiver of those conditions as of the Effective Date), and unless another date is agreed to in writing by the Company and the Purchaser, the Company shall file the Articles of Arrangement with the Director pursuant to Section 183 of the OBCA to give effect to the Arrangement and implement the Plan of Arrangement. The Arrangement shall become effective beginning as of the Effective Time and the steps to be carried out pursuant to the Arrangement shall become effective in the order set forth in the Plan of Arrangement.

2.8 List of Securityholders

Upon the reasonable request from time to time of the Purchaser, the Company will provide the Purchaser with lists (in both written and electronic form) of the registered Shareholders, together with their addresses and respective holdings of Common Shares, lists of the names and addresses and holdings of all persons having rights issued or granted by the Company to acquire or otherwise related to Common Shares (including Optionholders) and lists of non-objecting beneficial owners of Common Shares and participants in book-based nominee registers (such as CDS & Co. and CEDE and Co.), together with their addresses and respective holdings of Common Shares. The Company will from time to time request that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Shareholders, information regarding beneficial ownership of Common Shares and lists of holdings and other assistance as the Purchaser may reasonably request.

2.9 Treatment of Options

The Stock Option Plan shall be treated as contemplated by, and in the manner set forth in, the Plan of Arrangement.

2.10 Expense Reimbursement

The Parties acknowledge and agree that certain individuals have entered into the Expense Reimbursement Agreement, which provides for the reimbursement of certain Company Transaction Expenses incurred by the Company, and that any reimbursements pursuant to the Expense Reimbursement Agreement will be affected as part of the Plan of Arrangement.

2.11 Payment of Consideration

Pursuant to the provisions of the Plan of Arrangement, the Purchaser will, following receipt by the Company of the Final Order and immediately prior to the filing by the Company of the Articles of Arrangement required to implement the Arrangement, deposit in escrow with the Depositary sufficient cash and sufficient Consideration Shares to satisfy the consideration payable by the Purchaser and by the Company pursuant to the Plan of Arrangement.

2.12 Dissenting Shareholders and Other Proceedings

Registered Shareholders may exercise Dissent Rights with respect to their Common Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement. The Company will give the Purchaser prompt notice of (i) any written notice of any Dissent Rights exercised or purported to have been exercised by any Shareholder received by the Company in relation to the Company Meeting and Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, any written communications sent by or on behalf of the Company to any Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and (ii) any claim or other Proceeding commenced (or, to the knowledge of the Company, threatened) by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated hereby. Other than as required by applicable Law, the Company shall not make any payment or settlement offer, or agree to any settlement, prior to the Effective Time with respect to any such dissent, notice or instrument or claim or other Proceeding unless the Purchaser, acting reasonably, shall have given its written consent to such payment, settlement offer or agreement, as applicable.

Article 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company

The Company hereby represents and warrants to and in favour of the Purchaser and the Parent, and acknowledges that each of the Purchaser and the Parent is relying upon such representations and warranties in entering into this Agreement, as follows:

(a) Organization and Qualification. The Company has been duly incorporated and validly exists and is in good standing under the laws of the Province of Ontario and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Company Entities is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Company and the Company Entities is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Authority Relative to this Agreement. The Company has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the approval of the Shareholders of the Arrangement Resolution and the Final Order as contemplated in Section 2.2 and the approvals in Schedule C) to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the approval of the Shareholders of the Arrangement Resolution and the Final Order as contemplated in Section 2.2, the completion by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c) Required Approvals. No authorization, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of the Company Entities for the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, the completion by the Company of the Arrangement or the ability of the Purchaser to conduct operations after the Effective Time, other than:

(i) the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii) the Final Order, and any filings required in order to obtain the Final Order;

(iii) such filings and other actions required under applicable Securities Laws and the rules and policies of the TSX-V as are contemplated by this Agreement;

(iv) the Required Regulatory Approvals relating to the Company; and

(v) any other authorizations, consents, approvals and filings and notifications with respect to which the failure to obtain or make same would not reasonably be expected to have a Material Adverse Effect on the Company or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(d) No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in
Section 3.1(c) and complying with applicable Laws, the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the completion of the Arrangement do not and will not (nor will they with the giving of notice or the lapse of time or both):

(i) result in a contravention, breach, violation or default under any Law applicable to it or any of the Company Entities or any of its or their respective properties or assets;

(ii) result in a material contravention, conflict, violation, breach or default under the constating documents of it or any of the Company Entities;

(iii) except with respect to the Senior Credit Facility and the BMOCP Facility, result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, any Company Material Contract or material Permit to which it or any of the Company Entities is a party or by which it or any of the Company Entities is bound; or

(iv) result in the suspension or alteration in the terms of any material Permit held by it or any of the Company Entities or in the creation of any Lien (other than a Permitted Lien) upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on the Company or would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement. Section 3.1(d) of the Company Disclosure Letter identifies the amount of any prepayment penalty, premium payments or other fees that may be assessed with respect to the retirement of the amounts owed under the Senior Credit Facility and the BMOCP Facility in accordance with this Agreement on the basis that the Arrangement is completed on March 31, 2015.

(e) Capital Structure. The authorized capital of the Company consists of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in series, of which 7,426,590 have been designated as Series 1A Convertible Preference Shares (the “Series 1A Preference Shares”). All of the outstanding Series 1A Preference Shares were redeemed and cancelled by the Company effective as of December 31, 2014. As at the date of this Agreement, there are (i) 89,556,568 Common Shares issued and outstanding all of which have been duly authorized and validly issued and are fully paid and non-assessable, and (ii) no preferred shares outstanding. As at the date of this Agreement, 7,557,397 Common Shares were reserved for issuance upon the exercise of outstanding Options under the Stock Option Plan. There is no outstanding contractual obligation of the Company or any of the Company Entities to repurchase, redeem or otherwise acquire any Common Shares. Except for such Options, the Company has no outstanding agreement, subscription, warrant, option, conversion or exchange privilege right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any Common Shares or other securities of the Company, including any security or obligation of any kind convertible into or exchangeable or exercisable for any Common Shares or other security of the Company. Except for the Stock Option Plan, neither the Company nor any of the Company Entities has outstanding any stock appreciation rights, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Common Share price, income or any other attribute of or related to the Company or any of the Company Entities. The Common Shares are listed for trading on the TSX-V and, except for such listing, no securities of the Company or any of the Company Entities are listed on any other stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any of the Company Entities having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Common Shares on any matter. Section 3.1(e) of the Company Disclosure Letter sets out a true, complete and correct list of all Options, the names of the holders of Options, whether each such holder is a current director of the Company or current employee of the Company or any of the Company Entities and the grant date of such Options, and, with respect to each Option, the exercise price, vesting schedule and expiration date for such Option. True, correct and complete copies of the Stock Option Plan are contained in the Company Data Room. Neither the Stock Option Plan nor any of the award agreements issuing

Options thereunder allows for the cashless exercise of the Options. Section 3.1(e) of the Company Disclosure Letter also identifies each of the Shareholders that are subject to the Voting Trust Agreement, dated December 31, 2011, by and between the Company, Doug Tozer, as voting trustee, and certain Shareholders of the Company, and the number of Common Shares owned by each such Shareholder that are subject to such Voting Trust Agreement.

(f) Shareholders’ Rights Plan. The Company does not have a shareholder rights plan in place.

(g) Company Entities. Section 3.1(g) of the Company Disclosure Letter sets forth a true, complete and correct list of each Company Entity, together with (i) its status and its jurisdiction and form of organization, and (ii) the ownership or interest therein of the Company. All of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Company Entities held by the Company, directly or indirectly, are validly issued, fully paid and non-assessable (to the extent such concepts are recognized in the applicable jurisdiction), free and clear of any Liens (other than Permitted Liens and those set forth in Section 3.1(g) of the Company Disclosure Letter), and, except as disclosed in Section 3.1(g) of the Company Disclosure Letter, there is no outstanding option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any such Company Entity and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither the Company nor any of the Company Entities own any interest or investment (whether equity or debt) in any other person, other than a Company Entity, which interest or investment is material to the Company and the Company Entities, taken as a whole.

(h) Reporting Issuer Status and Securities Laws Matters. The Company is a “reporting issuer” (within the meaning of applicable Canadian Securities Laws) in the jurisdictions of Ontario, British Columbia and Alberta and the Company is not on the list of reporting issuers in default in such jurisdictions, and no securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of the Company, and the Company is in compliance in all material respects with applicable Canadian Securities Laws. Trading in the Common Shares on the TSX-V is not currently halted or suspended. No delisting, suspension of trading or cease trade order with respect to any securities of the Company is pending or, to the knowledge of the Company, threatened. To the knowledge of the Company, no inquiry, review or investigation (formal or informal) of the Company by any securities commission or similar regulatory authority under applicable Canadian Securities Laws or the TSX-V is in effect or ongoing or expected to be implemented or undertaken. The documents and information comprising the Company Public Disclosure Record, as at the respective dates they were filed, were in compliance in all material respects, and all documents to be filed by or on behalf of the Company on SEDAR following the date of this Agreement will be in compliance in all material respects, with applicable Canadian Securities Laws and, where applicable, the rules and policies of the TSX-V and did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and such documents collectively constitute full, true and plain disclosure of all material facts relating to the Company. The Company has timely filed, and will timely file, all forms, reports, statements and documents, including financial statements and management’s discussion and analysis, required to be filed by the Company under applicable Canadian Securities Laws and the rules and policies of the TSX-V. The Company has not filed any confidential material change report that at the date hereof remains confidential.

(i) Financial Statements. The Company Financial Statements have been prepared in accordance with Canadian GAAP applied on a basis consistent with those of previous periods and in accordance with applicable Laws except (i) as otherwise stated in the notes to such statements or, in the case of the Company Annual Financial Statements, in the auditor’s report thereon and (ii) that the Company Interim Financial Statements are subject to normal period-end adjustments and may omit notes which are not required by applicable Canadian Securities Laws or Canadian GAAP (none of which are material to the Company and the Company Entities taken as a whole). The Company Financial Statements present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company and the Company Entities on a consolidated basis as at the respective dates thereof and the revenues, earnings, results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Entities on a consolidated basis for the periods covered thereby (subject, in the case of the Company Interim Financial Statements, to normal period-end adjustments).

(j) Internal Controls; Disclosure Controls. Management of the Company has established and maintains a system of internal accounting controls providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP. To the knowledge of the Company, as of the date of this Agreement, (i) there are no material weaknesses in the design and implementation or maintenance of the internal control over financial reporting of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial information; and (ii) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company. Since December 31, 2013, none of the Company nor any of the Company Entities or, to the knowledge of the Company, any director, officer, employee, auditor, accountant or other representative of the Company or any of the Company Entities has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Entities or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of the Company Entities has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board of Directors.

(k) No Undisclosed Liabilities. The Company and the Company Entities have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities and obligations disclosed in the Company Interim Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business since September 30, 2014, (iii) liabilities and obligations in connection with the BMOCP Facility and the related redemption of the Series 1A Preference Shares, and (iv) the Company Transaction Expenses or other liabilities and obligations incurred as expressly permitted or specifically contemplated by this Agreement. Without limiting the foregoing, the Company Interim Financial Statements reflect reasonable reserves in accordance with Canadian GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company and the Company Entities.

(l) Absence of Certain Changes. As of the date hereof, since September 30, 2014, except as set out in Section 3.1(l) of the Company Disclosure Letter:

(i) each of the Company and the Company Entities has conducted its business only in the ordinary course of business consistent with past practice;

(ii) there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have a Material Adverse Effect on the Company;

(iii) there has not been any material write-down by the Company or any of the Company Entities of any of the assets of the Company or any of the Company Entities;

(iv) there has not been any expenditure or commitment to expend by the Company or any of the Company Entities with respect to capital expenses where any such expenditure or commitment exceeds $500,000;

(v) there has not been any, direct or indirect, acquisition or sale, lease, license or other disposition by the Company of any interest in any of the Company Entities, any of the Material Properties or any other material assets;

(vi) there has not been any incurrence, assumption or guarantee by the Company or of any of the Company Entities of any indebtedness for borrowed money (other than the incurrence of inter-company indebtedness between the Company and any of its subsidiaries or among any of its subsidiaries), any creation or assumption by the Company or any of the Company Entities of any Lien (other than Permitted Liens), or any making by the Company or any of the Company Entities of any loan, advance or capital contribution to or investment in any other person (other than between the Company and any of its subsidiaries or among any of its subsidiaries), except, in each case, in the ordinary course of business;

(vii) there has not been any satisfaction, settlement or compromise of any material claim, liability or obligation that was not reflected in the Company Interim Financial Statements;

(viii) the Company has not effected any material change in its accounting policies, principles, methods, practices or procedures;

(ix) neither the Company nor any of the Company Entities has suffered any casualty, damage, destruction or loss to any of its properties in excess of $250,000 in the aggregate;

(x) the Company has not declared, set aside or paid any dividends or made any distribution or payment or return of capital in respect of the Common Shares;

(xi) the Company has not effected or passed any resolution to approve a split, division, consolidation, combination or reclassification of the Common Shares or any other securities of the Company;

(xii) other than in the ordinary course of business or as required by applicable Laws, there has not been any material increase in or modification of the compensation payable or to become payable by the Company or any of the Company Entities or any of their respective directors, officers, employees, former employees or consultants (or any of their respective dependents or beneficiaries) or any grant or award to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement to, for or with any of such directors, officers, employees or consultants;

(xiii) neither the Company nor any of the Company Entities has adopted, or materially amended, except as required by applicable Laws, any collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan (including any Company Plan or Canadian Plan); and

(xiv) neither the Company nor any of the Company Entities has agreed, announced, resolved or committed to do any of the foregoing.

(m) Compliance with Laws. The business of the Company and the Company Entities has been and is currently being conducted in compliance with all applicable Laws, except where any failure of compliance would not, and could not reasonably be expected to, result in a Material Adverse Effect on the Company, and, to the knowledge of the Company, none of the Company or any of the Company Entities has received any notice of any alleged material non-compliance or violation of any such Laws.

(n) Permits. Each of the Company and the Company Entities has obtained and is in compliance in all respects with all Permits required by applicable Laws necessary to conduct its current business and operations as they are now being conducted, except for such absence or non-compliance that would not reasonably be expected to result in a Material Adverse Effect on the Company. Except as disclosed in Section 3.1(n) of the Company Disclosure Letter, there are no Proceedings in progress or, to the knowledge of the Company, threatened in writing against the Company or any of the Company Entities that would reasonably be expected to result in the suspension, loss or revocation of any material Permit.

(o) Litigation. Except as disclosed in Section 3.1(o) of the Company Disclosure Letter, there is no court, administrative, regulatory or similar proceeding (whether civil or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority (collectively, “Proceedings”) against the Company or any of the Company Entities that, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of the Company Entities is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(p) Insolvency. No Proceeding is pending by or against the Company or any of the Company Entities, or, to the knowledge of the Company, is planned or threatened, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or any of the Company Entities or for the appointment of a trustee, receiver, manager or other administrator of the Company or any of the Company Entities or any of their respective properties or assets nor, to the knowledge of the Company, is any such act or Proceeding threatened. Neither the Company nor any of the Company Entities has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code or similar legislation.

(q) Real Property. Neither the Company nor any of the Company Entities owns any real property.

(r) Leased Property. Section 3.1(r) of the Company Disclosure Letter identifies all of the real property leased or subleased by the Company or any of the Company Entities (“Leased Real Property”). Each lease or sublease for such Leased Real Property (each, a “Lease”), true, correct and complete copies of which are contained in the Company Data Room, constitutes a legal, valid and binding obligation of the Company or such Company Entity, as the case may be, enforceable against the Company or such Company Entity, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction, and is in full force and effect, unamended by oral or written agreement. Neither the Company nor any of the Company Entities, as the case may be, is in material breach of or default under any Lease and, to the knowledge of the Company, no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a breach of or default under any Lease. To the knowledge of the Company, no third party has repudiated or has the right to terminate or repudiate any Lease except in accordance with its terms or with respect to the normal exercise of remedies in connection with any defaults thereunder or in accordance with any termination rights set out therein. To the knowledge of the Company, no counterparty to any Lease is in material default thereunder.

(s) Operational Matters. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all costs, expenses, and liabilities due and payable on or prior to the date hereof under the terms of any Contracts to which the Company or any of the Company Entities is directly or indirectly bound have been properly paid in accordance with the applicable terms other than payments being contested in good faith.

(t) Taxes.

(i) Each of the Company and the Company Entities has duly and timely filed all Income Tax Returns required to be filed by it prior to the date hereof, other than those Returns identified in Section 3.1(t)(i) of the Company Disclosure Letter, and all such Returns are true, complete and correct in all material respects and fully disclose all income and expenses as required or permitted by applicable Law. The Company and each of the Company Entities has paid or has collected, withheld and remitted to the appropriate Governmental Authority on a timely basis all assessments and reassessments and all other material Taxes due and payable by it, other than those which are being or have been contested in good faith pursuant to applicable Laws and in respect of which adequate reserves or accrual in accordance with Canadian GAAP have been provided in the Company Interim Financial Statements. Except as provided in the Company Interim Financial Statements or Section 3.1(t) of the Company Disclosure Letter, no audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding is currently underway or, to the knowledge of the Company, is currently threatened with respect to Taxes of the Company or any of the Company Entities, and neither the Company nor any of the Company Entities is a party to any Proceeding for assessment, reassessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of the Company Entities or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against the Company or any of the Company Entities or relating to any matters which could result in claims for Taxes or additional Taxes. No Lien, other than Permitted Liens, for Taxes exists other than for Taxes not yet due and payable by the Company or any of the Company Entities. The Company Interim Financial Statements accurately reflect, as of the dates thereof, the Company’s liability for Taxes due and accruing, including Taxes for which a tax return was not yet filed or required to be filed. There are no currently effective material elections, agreements or waivers extending the statutory limitation period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return or any payment of Taxes by the Company or any of the Company Entities. Except as disclosed in the relevant entity’s Return, none of the Company or any of the Company Entities has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that could, in and of itself, require a material amount to be included in the income of the Company or any Company Entity for any period ending after the Effective Date. None of the Company or any of the Company Entities has acquired property from a non-arm’s length person (within the meaning of the Tax Act) (i) for consideration the value of which is less than the fair market value of the property or (ii) to the knowledge of the Company, as a contribution of capital for which no shares were issued by the acquirer of the property and the recipient’s cost in such property is less than its fair market value at the time of such contribution. The Company is a taxable Canadian corporation as defined in the Tax Act. Section 3.1(t) of the Company Disclosure Letter contains a list of all jurisdictions in which the Company or any of the Company Entities has filed, or is required to file, a Return. True, complete and correct copies of the Canadian income tax Returns have been posted to the Company Data Room.

(ii) The Company and each of the Company Entities has withheld from each payment made to any of its present or former employees, officers and directors, and to all other persons, all material amounts required by applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Company and the Company Entities have remitted all material amounts in relation to Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees, agents and consultants, as applicable, and has remitted such amounts to the appropriate Governmental Authority within the time required under applicable Laws. The Company and each of the Company Entities has charged, collected and remitted all material Taxes required under applicable Laws on any sale, supply or delivery whatsoever, made by them.

(iii) No facts, circumstances or events exist or have existed that have resulted in or may result in the application of any of sections 79 to 80.04 of the Tax Act to the Company or any of the Company Entities.

(iv) Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by the Company and each of the Company Entities with respect to all material transactions between the relevant entity and any person not resident in Canada with whom such entity was not dealing at arm’s length within the meaning of the Tax Act, during a Taxation year commencing after 2009 and ending on or before the Effective Date.

(v) Any Company Entity created, organized or incorporated in or under the laws of the United States, any State thereof, or the District of Columbia is listed in Section 3.1(t)(v) of the Company Disclosure Letter. Except for the entities listed in Section 3.1(t)(v) of the Company Disclosure Letter, any Company Entity so incorporated (A) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (B) has not been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of United States state or local law), ; (C) has not been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (D) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(vi) Except for the entities listed in Section 3.1(t)(v) of the Company Disclosure Letter, no Company Entity: (A) has had any “trade or business” within the United States” within the meaning of Section 864(b) of the Code; (B) is, or has ever been, a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a United States corporation under Section 7874(b) of the Code.

(vii) Neither the Company nor any Company Entity has ever filed an entity classification election (Form 8832) under Section 7701 of the Code.

(u) Contracts.

(i) Except as set forth in Section 3.1(u)(i) of the Company Disclosure Letter or with respect to any contracts regarding employment (including the Company Plans and the Canadian Plans), none of the Company or any of the Company Entities is a party to or bound or governed by any of the following (each, together with all exhibits and schedules thereto, a “Company Material Contract”):

A. any Contract under which the Company or any of the Company Entities is obliged to make payments on an annual basis in excess of $500,000 in the aggregate and that is not terminable by the Company or any of the Company Entities on less than 12 months’ notice;

B. any partnership, limited or unlimited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any Joint Venture, other than any such agreement or arrangement relating to the operation or business of a property or asset in the ordinary course of business and which is not material with respect to such property or asset;

C. any Contract (other than between the Company and any of its subsidiaries or among any of its subsidiaries) under which indebtedness for borrowed money in excess of $500,000 is outstanding or may be incurred or pursuant to which any property or asset of the Company or any of the Company Entities is mortgaged, pledged or otherwise subject to a Lien, any Contract under which the Company or any of the Company Entities has directly or indirectly guaranteed any liabilities or obligations of any person (other than the Company or any of its subsidiaries) in excess of $500,000 or any Contract restricting the incurrence of indebtedness by the Company or any of the Company Entities in any material respect or the incurrence of Liens on any properties or securities of the Company or any of the Company Entities in any material respect or restricting the payment of dividends or other distributions in any material respect;

D. any Contract that (i) purports to limit or restrict in any material respect the ability of the Company or any of the Company Entities to (x) engage in any type of activity or business or (y) compete with any person or operate in any location or (ii) grants to any person “most favored nations” status or any type of special pricing or discount rights;

E. any Contract (other than between the Company and any of its wholly-owned subsidiaries or among any of its wholly-owned subsidiaries) providing for the sale or exchange of, or option to sell or exchange, any property or asset with a fair market value in excess of $500,000, or for the purchase or exchange of, or option to purchase or exchange, any property or asset with a fair market value in excess of $500,000, in each case entered into in the 12 month period immediately preceding the date hereof or in respect of which the applicable transaction has not been consummated;

F. any Contract (other than between the Company and any of its wholly-owned subsidiaries or among any of its wholly-owned subsidiaries) entered into in the 12 month period immediately preceding the date hereof or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of material assets or shares (or other equity interests) of another person, in each case other than in the ordinary course of business;

G. any currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract;

H. any Contract containing covenants of the Company or any of the Company Entities to indemnify or hold harmless another Person in connection with an acquisition or divestiture of any equity interests, businesses, lines of business, divisions, joint ventures or partnerships;

I. any standstill or similar Contract currently restricting the ability of the Company or any of the Company Entities to offer to purchase or purchase the assets or equity securities of another person;

J. any Contract whereby the failure to obtain consent thereby in connection with the Arrangement would be, or reasonably expected to be, individually or in the aggregate, material to the Company and the Company Entities;

K. any Contract with the Company’s top twenty (20) customers and the Company’s top six (6) transport partners;

L. any Contract, to the Company’s knowledge, which, if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on the Company; or

M. any Contract providing for the Company or any of the Company Entities to assume or guarantee any liability, contingent or otherwise, arising under any Environmental Law.

As at the date hereof, true, correct and complete copies of each Company Material Contract are contained in the Company Data Room.

(ii) None of the Company, the Company Entities or, to the knowledge of the Company, any of the other parties thereto, is in breach or violation of or in default under (in each case, with or without notice or lapse of time or both) any Company Material Contract in any material respect, and none of the Company or any of the Company Entities has received or given any notice of termination or notice of default under any Company Material Contract which remains uncured, except, in each case, for any such default, breach, violation or non-performance that would not reasonably be expected to have a Material Adverse Effect on the Company.

(iii) Except as described in Section 3.1(u)(iii) of the Company Disclosure Letter, there are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of the Company Entities is a party or, to the knowledge of the Company, with respect to any shares or other equity interests of the Company or any of the Company Entities or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of the Company or any of the Company Entities.

(v) Employment Agreements and Collective Agreements. Except as set forth in Section 3.1(v) of the Company Disclosure Letter, none of the Company or any of the Company Entities is a party to or bound or governed by, or subject to, or has any liability with respect to:

(i) any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments in excess of $200,000 to any current or former director, officer or employee of the Company or any Company Entity;

(ii) any collective bargaining agreement or other similar arrangement with any labour union or employee association, or any actual or, to the knowledge of the Company, threatened application for certification or bargaining rights in respect of the Company or any of the Company Entities;

(iii) any work stoppage, strike or lock-out relating to or involving any employees of the Company or any of the Company Entities that would reasonably be expected to have a Material Adverse Effect on the Company; or

(iv) any actual or, to the knowledge of the Company, threatened claim or other Proceeding arising out of or in connection with employment by the Company or any of the Company Entities or the termination thereof, other than such claims or other Proceedings as would not reasonably be expected to have a Material Adverse Effect on the Company.

True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.1(v) are contained in the Company Data Room.

(w) Employment and Labour Laws. The Company and the Company Entities have operated in accordance with all applicable Laws with respect to employment and labour in all material respects, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy, and there are no current, pending or, to the knowledge of the Company, threatened Proceedings by or before any Governmental Authority with respect to any such matters, except where the failure to so operate would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

(x) Acceleration of Benefits. Except as contemplated herein, in Section 3.1(x) of the Company Disclosure Letter or in the Plan of Arrangement or pursuant to existing employment contracts which are otherwise disclosed in the Company Disclosure Letter, no person will, as a result of the Company completing the Arrangement, become entitled to (i) any retirement, severance, termination, bonus or other similar payment, (ii) the acceleration of the vesting of or the time to exercise any outstanding stock option or employee, officer or director awards other than in accordance with the terms of the Stock Option Plan, (iii) the forgiveness or postponement of payment of any material indebtedness owing by such person to the Company or any of the Company Entities or (iv) receive any additional payments or compensation under or in respect of any employee, officer or director benefits or incentive, performance or other compensation plans or arrangements. Section 3.1(x) of the Company Disclosure Letter contains a description and calculation of the entitlements of each person who is entitled to any payment or compensation referred to in clause (iv) above. Except as disclosed in Section 3.1(x) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated herein or in the Plan of Arrangement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in United States Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(y) Pension and Employee Benefits.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of the Company Entities have complied with the terms of (A) all “employee benefit plans,” as defined in Section 3(3) of ERISA and (B) all other agreements, health, welfare, supplemental unemployment benefit, bonus, profit sharing, deferred compensation, disability, pension or retirement plans and other employee or director compensation or benefit plans, policies or arrangements which, in each case, are maintained by or binding upon the Company or Company Entity or in respect of which the Company or any of the Company Entities has any actual or potential material liability (including the Stock Option Plan) (collectively, the “Company Plans”) and with all applicable Laws relating thereto in all material respects. Section 3.1(y)(i) of the Company Disclosure Letter contains a complete list of all Company Plans. True, correct and complete copies of (I) the Company Plans (or, in the case of any Company Plans that are multi-employer plans, a summary of any material obligations of the Company or any of the Company Entities thereunder), (II) all determination letters from the IRS with respect to any of the Company Plans, (III) all current summary plan descriptions and annual reports with respect to any of the Company Plans, and (IV) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any of the Company Plans, are contained in the Company Data Room.

(ii) Each Company Plan maintained, contributed to, or provided by the Company or any Company Entities for the benefit of any of the employees or former employees of the Company or the Company Entities or their respective dependants or beneficiaries in respect of employment or service in Canada (the “Canadian Plans”), including all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements, except for any statutory plans to which the Company or any Company Entity is obliged to contribute or comply, including the Canada/Québec Pension Plan, or plans administered pursuant to applicable federal or provincial employer health tax, worker’s compensation or employment insurance legislation. Section 3.1(y)(ii) of the Company Disclosure Letter contains a complete list of all Canadian Plans.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or except as set out in Section 3.1(y)(iii) of the Company Disclosure Letter:

A. all of the Company Plans and Canadian Plans are and have been established, registered, qualified and, in all material respects, administered in accordance with (1) all applicable Laws, (2) the respective terms of such Company Plans and Canadian Plans, and (3) the terms of any agreements between the Company or any of the Company Entities, as the case may be, and their respective employees and former employees who are participants in the Company Plans and Canadian Plans. There have been no non-exempt prohibited transactions (as described in Section 406 of ERISA) or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Plans. The form or each Company Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified (or may rely on an opinion letter from the IRS issued in respect of the volume submitter or master and prototype plan document on which the Company Plan is based), and, to the knowledge of the Company, nothing has occurred that could reasonably be expected to give the IRS grounds to revoke such determination,

B. all contributions or premiums required to be made by the Company or any of the Company Entities, as the case may be, under the terms of each Company Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Company Plans,

C. each Company Plan is insured or funded as may be required by applicable Law and in good standing with such Governmental Authorities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by the Company or any of the Company Entities from any such Governmental Authorities. No Company Plan provides any non-pension post-retirement or post-employment benefits (except to the extent required by Sections 601 through 608 of ERISA and 4980B of the Code). To the knowledge of the Company, no Company Plan provides benefits to any individual who is not a current or former employee of the Company or a Company Entity, or the dependents or beneficiaries of any such current or former employee.

D. no Company Plan is subject to any pending or, to the knowledge of the Company, threatened investigation, examination, action, claim or other Proceeding initiated by any Governmental Authority or any other party, other than routine claims for benefits,

E. neither the Company nor any member of the Company’s Controlled Group sponsors, maintains or has any material liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any current or former “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Neither the Company nor any member of the Company’s Controlled Group has any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and, to the knowledge of the Company, no condition exists that presents a risk to the Company or any member of the Company’s Controlled Group of incurring any such liability. Each Company Plan (other than any multi-employer plan) to which Section 412 of the Code or Section 302 of ERISA applies has satisfied the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA, and no Company Plan (other than any multi-employer plan) has a “funding shortfall” within the meaning of Section 430(c) of the Code or Section 303(c) of ERISA or is in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or subject to the limitations of Section 436 of the Code. No Company Plan (other than any multi-employer plan) has an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code nor, to the knowledge of the Company, has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any Company Plan (other than any multi-employer plan), nor has any Lien in favour of any Company Plan arisen under Section 430(k) of the Code or Section 303(k) of ERISA. Neither the Company nor any member of the Company’s Controlled Group has been required to provide security to any defined benefit pension plan pursuant to Section 401(a)(29) of the Code or Section 306 or 307 of ERISA. With respect to each Company Plan (other than any multi-employer plan) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, the fair market value of the assets of such Company Plan equals or exceeds the actuarial present value of all accrued benefits under such Company Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Company Plan and no event has occurred which would be reasonably expected to change any such funded status. Since the date which is five years prior to the date of this Agreement, there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder, but excluding events for which the notice requirements is waived pursuant to applicable regulations, which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Company Plan,

F. neither the Company nor any of its affiliates with U.S. employees has prepaid or prefunded any welfare plan (as defined in the ERISA) through a trust, reserve, premium stabilization or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code,

G. Each Company Plan that is a nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the guidance and regulations issued thereunder. No Company Plan nonqualified deferred compensation plan that is intended to be grandfathered for purposes of Section 409A of the Code has been “materially modified” (within the meaning of United States IRS Notice 2005-1) at any time after October 3, 2004. No stock option or other right to acquire Company or affiliate common stock or other equity of the Company or any of its affiliates (A) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the Board of Directors or a committee thereof or the board of directors or a committee thereof of such affiliate, as applicable, in good faith, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right or (C) has been granted after December 31, 2004 with respect to any class of stock or equity of the Company or any of its affiliates that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Internal Revenue Section 409A),

H. neither the Company nor any Company Entity has ever sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any “registered pension plan” (as defined in subsection 248(1) of the Tax Act) with a “defined benefit provision” (as defined in subsection 147.1(1) of the Tax Act),

I. none of the Canadian Plans require or permit any material retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any self-insured Canadian Plan is reasonable and sufficient to provide for all unreported claims and incurred losses,

J. neither the Company nor any Company Entity has any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any “multi-employer plan” (as defined in subsection 147.1(1) of the Tax Act), and

K. no former or current director, officer or employee of the Company or any of the Company Entities owns, has or is entitled to any royalty, net profits interest, carried interest or other encumbrance of any kind or nature whatsoever which is based on revenues from any of the properties or assets of the Company or any Company Entity or any revenue or rights attributed thereto, or has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any Company Entity, except for any claims in the ordinary course of business, such as for accrued vacation pay, accrued employee benefits or reimbursement of expenses.

(z) Intellectual Property.

(i) Section 3.1(z)(i) of the Company Disclosure Letter sets forth a complete list of all, and all pending applications for all, patents, trademarks, trade names, copyrights and all other intellectual property rights that are material to the conduct of the business and operations, as presently conducted, of the Company and the Company Entities, taken as a whole (collectively, the “Intellectual Property Rights”). The Intellectual Property Rights owned by the Company and the Company Entities are subsisting and unexpired, and have not been abandoned or cancelled. Except as disclosed in Section 3.1(z)(i) of the Company Disclosure Letter or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and the Company Entities own or possess sufficient and legally enforceable licenses or other rights to all Intellectual Property Rights necessary for the conduct of the business and operations of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens except for Permitted Encumbrances.

(ii) All of the registered Intellectual Property Rights are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and the Company Entities, individually and taken as a whole.

(iii) Except as disclosed in Section 3.1(z)(iii) of the Company Disclosure Letter, to the knowledge of the Company and the Company Entities, all of the Intellectual Property Rights are valid, and enforceable, and do not infringe in any material way upon any person’s intellectual property rights.

(iv) To the knowledge of the Company and the Company Entities, the conduct of the business of the Company and the Company Entities does not infringe any intellectual property rights of any person. None of the Company or any of the Company Entities has received written notice of any such infringement. To the knowledge of the Company, no person is infringing the Intellectual Property Rights owned by the Company and the Company Entities.

(aa) Environment. Except as disclosed in Section 3.1(aa) of the Company Disclosure Letter:

(i) Except for such matters that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on the Company: (A) the Company and the Company Entities are in compliance with all applicable Environmental Laws; (B) the Company and the Company Entities possess all Environmental Approvals required under applicable Environmental Laws for the operation of their respective businesses as presently conducted; (C) there are no, and there have not been any, Hazardous Substances at any property currently or, to the knowledge of the Company, formerly owned, operated, occupied or leased by the Company or the Company Entities, under circumstances that have resulted in or, to the knowledge of the Company, are reasonably likely to result in liability to the Company or its Subsidiaries pursuant to contract or any Environmental Laws; (D) neither the Company nor any of the

Company Entities has received any written claim, notice of violation or citation by any Governmental Authority concerning any violation or alleged violation of any applicable Environmental Laws during the past three (3) years; and (E) there are no writs, injunctions, decrees, orders or judgments outstanding, or any suits or proceedings pending or, to the knowledge of the Company, threatened, concerning compliance by the Company or any of the Company Entities with any Environmental Laws.

(ii) The Company Data Room contains all material reports, assessments, data, results of investigations or audits, correspondence or other documentation regarding material environmental matters in relation to the current or prior business of the Company or any of the Company Entities or any property or facility now or previously owned, occupied, leased or operated by the Company or any of the Company Entities that are in the possession, custody or control of the Company.

(bb) Insurance. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all insurance policies maintained by the Company or the Company Entities are in full force and effect and all premiums due with respect to such insurance policies have been paid. The Company and the Company Entities maintain the material insurance policies described in Section 3.1(bb) of the Company Disclosure Letter, and the Company or the relevant Company Entity is in compliance in all material respects with all requirements with respect thereto. Except for failures to maintain insurance or self-insurance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2012, each of the Company and the Company Entities, and their respective properties and assets, has been continuously insured or has self-insured, in each case in such amounts and with respect to such risks and losses as (i) are required by applicable Law or by the Material Contracts and (ii) are customary for companies conducting the businesses conducted by the Company and the Company Entities as presently conducted. Since January 1, 2014, neither the Company nor any of the Company Entities has received any notice of cancellation or termination with respect to any such material policy and there has been neither a denial of material claims nor material claims disputed by the Company’s or any of the Company Entities’ insurers under any such material policy.

(cc) Relationships with Customers and Transport Partners; Sales Personnel

(i) Neither the Company nor any of the Company Entities has received any written or, to the knowledge of the Company, other notice or other communication that any material customer or transport partner intends to cancel, terminate, discontinue or not renew or change the terms or otherwise modify its relationship with the Company or any of the Company Entities that would be reasonable expected to have a Material Adverse Effect on the Company.

(ii) Section 3.1(cc) of the Company Disclosure Letter contains a true and correct schedule identifying the Material Sales Personnel. Except as disclosed in Section 3.1(cc) of the Company Disclosure Letter, since January 1, 2014, (A) none of the Material Sales Personnel have terminated their employment with the Company or any of the Company Entities, and (B) the Company has not been informed by any of the Material Sales Personnel that they intend to terminate their employment with the Company.

(dd) Non-Arm’s Length Transactions. Except for employment, indemnification or employment compensation agreements entered into in the ordinary course of business or as disclosed in Section 3.1(dd) of the Company Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions between the Company or any of the Company Entities, on the one hand, and (i) any officer or director of the Company or any of the Company Entities, (ii) any holder of record or, to the knowledge of the Company, beneficial owner of 5% or more of the outstanding Common Shares or (iii) any affiliate or associate or any such officer, director or Shareholder, on the other hand.

(ee) No Collateral Benefits. To the knowledge of the Company, other than as disclosed in Section 3.1(ee) of the Company Disclosure Letter, no “related party” (as defined in MI 61-101) of the Company that beneficially owns or exercises control or direction over 1% or more of the outstanding Common Shares will receive a “collateral benefit” (as defined in MI 61-101) as a consequence of the Arrangement.

(ff) Corrupt Practices Legislation. Neither the Company nor any of the Company Entities has taken or committed to take any action which would cause the Company or any of the Company Entities or affiliates to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect, to the extent to which they may be applicable to the Company or any of the Company Entities or affiliates, and, to the knowledge of the Company, no such action has been taken by any person acting on behalf of the Company or any of the Company Entities or affiliates.

(gg) Export Controls. To the knowledge of the Company, and to the extent the Company and the Company Entities are themselves acting as the importer or exporter of record, the Company and the Company Entities have at all times conducted their business and the ownership or use of any of their assets in compliance in all material respects with the following laws and regulations (collectively, “Export Control Laws”): (x) all applicable United States statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. § 1778) and the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); all applicable regulations and associated executive orders administered by the Bureau of Industry and Security (“BIS”) of the U.S. Department of Commerce under the Export Administration Regulations (15 C.F.R. Parts 730-774), including anti-boycott regulations administered by BIS (15 C.F.R. Part 760) and the IRS (Section 999 of the Code); and all applicable laws administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; (y) all applicable import and export Laws in Canada, including the Export and Import Permits Act (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada) and the Customs Act (Canada) and (z) all other applicable import and export controls in other jurisdictions in which the Company and the Company Entities conduct business or own or use any of their assets. Without limiting the foregoing, to the knowledge of the Company:

(i) the Company and the Company Entities have: (1) obtained in a timely manner all necessary export licenses and other consents, authorizations, waivers, approvals and orders from, and have made and filed all necessary notices, registrations, declarations and filings with, any Governmental Authority; or (2) met, in all material respects, the requirements of any applicable license exceptions or exemptions, as required in connection with the export and re-export of products and services owned by the Company or the Company Entities and sold for exportation, and releases of technology and technical data to foreign nationals located in the United States and abroad. The satisfaction of either condition identified herein is defined as obtaining “Export Approvals”;

(ii) the Company and each of the Company Entities is in compliance with the material terms of all applicable Export Approvals; and

(iii) neither the Company nor any of the Company Entities has received any written or other notice or been charged with the violation of any Export Control Laws. None of the Company or any of the Company Entities is under investigation with respect to any violation of any Export Control Laws or Export Approvals and there are no facts or circumstances which would form the basis for any such violation; and none of the Company or any of the Company Entities, nor any of their respective directors, officers or employees, or any person authorized to act on behalf of any of them, (i) is a person that is, or is owned or controlled by a person that is the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority; or (ii) is now engaged in or facilitating or currently has an intention to engage in or facilitate any dealings or transactions with any person that will result in a violation of the Export Control Laws.

(hh) Financial Advisers or Brokers. Except as disclosed in Schedule 3.1(hh) of the Company Disclosure Letter and for obligations to the Financial Advisor, none of the Company or any of the Company Entities is obligated to pay any brokerage, finder’s, advisory or other fee or commission in connection with this Agreement.

(ii) Fairness Opinion. The Board of Directors has received a verbal report from the Financial Advisor to the effect that, as of the date of this Agreement, the consideration to be received by the Shareholders under the Arrangement is fair from a financial point of view to such Shareholders, which report has not been modified, amended, qualified or withdrawn as of the date hereof. A true, correct and complete copy of the Fairness Opinion will be provided by the Company to the Purchaser prior to the mailing of the Circular.

(jj) Board of Directors Approval. The Board of Directors, at a meeting duly called and held, has determined that this Agreement and the Arrangement are fair to the Shareholders and are in the best interests of the Company, has approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and has resolved to recommend that the Shareholders vote in favour of the Arrangement Resolution.

(kk) Contingent Consideration. Except for the earn-out payment to BBL Worldwide disclosed in Section 3.1(kk) of the Company Disclosure Letter, there are no other earn-out or contingent payments due, or that will become due, by the Company or any of the Company Entities under the acquisition agreement with BBL Worldwide, or in connection with any other acquisition, business combination, arrangement or other similar transaction of which the Company or any of the Company Entities was a party.

(ll) No Other Representations or Warranties. The Parent and the Purchaser agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Section 3.1, and that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Section 3.1.

3.2 Representations and Warranties of the Purchaser and the Parent

The Purchaser and the Parent, jointly and severally, represent and warrant to and in favour of the Company, and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement, as follows:

(a) Organization and Qualification. The Parent has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware. The Parent has the requisite corporate legal power and authority to own its property and assets and to conduct its business as it is now being carried on and is duly qualified and licensed to transact business and is in good standing (to the extent such concept is recognized under applicable Law) in each jurisdiction in which the conduct of its business as currently conducted or its ownership, leasing or operations of its properties requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Parent. The Purchaser has been duly organized and is validly existing and in good standing under the Laws of Canada. The Parent owns, directly or indirectly, all of the issued and outstanding shares of the Purchaser. Prior to the Effective Time, the Purchaser will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Arrangement and the other transactions contemplated hereby.

(b) The Purchaser has been duly incorporated and organized and is validly existing and in good standing under the Laws of the Province of British Columbia. The Parent owns, directly or indirectly, all of the issued and outstanding securities of the Purchaser. Other than the Radiant Shares to be transferred to the Purchaser immediately prior to the Effective Time, the Purchaser does not own any assets and does not have any liabilities and has not carried on any business.

(c) Authority Relative to this Agreement. Each of the Parent and the Purchaser has the requisite corporate or limited liability company power, authority and capacity to enter into and perform its obligations under this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement and the completion by the Parent and the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability company action of the Parent and the Purchaser and no other corporate proceedings on the part of the Parent or the Purchaser, as the case may be, are necessary to authorize the execution and delivery by it of this Agreement or the Arrangement or the completion by the Parent and the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and constitutes the legal, valid and binding obligation of the Parent and the Purchaser enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(d) Required Approvals. No authorization, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Parent, the Purchaser or any of the Parent Subsidiaries for the execution and delivery of this Agreement, the performance by the Parent, the Purchaser or any of the Parent Subsidiaries of their obligations hereunder, the completion by the Parent, the Purchaser or any of the Parent Subsidiaries of the Arrangement or the ability of the Parent, the Purchaser or any of the Parent Subsidiaries to conduct operations after the Effective Time, other than:

(i) the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii) the Final Order, and any filings required in order to obtain the Final Order;

(iii) the Required Regulatory Approvals relating to the Purchaser and the Parent; and

(iv) any other authorizations, consents, approvals and filings and notifications with respect to which the failure to obtain or make same would reasonably be expected to have a Material Adverse Effect on the Parent or could reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(e) No Violation. The execution and delivery by each of the Parent and the Purchaser of this Agreement, the performance by each of them of its respective obligations hereunder and the completion of the Arrangement does not and will not (nor will they with the giving of notice or the lapse of time or both):

(i) result in a material contravention, breach, violation or default under any Law applicable to the Parent, the Purchaser or any of the Parent Entities or any of their respective properties or assets;

(ii) result in a contravention, conflict, violation, breach or default under the constating documents of the Purchaser, the Parent or the Parent Entities;

(iii) except as set forth in Section 3.2(e)(iii) of the Parent Disclosure Letter, result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, any Parent Material Contract or material Permit to which the Parent, the Purchaser or any of the Parent Entities is a party or by which the Parent, the Purchaser or any of the Parent Entities is bound; or

(iv) result in the suspension or alteration in the terms of any material Permit held by the Parent, the Purchaser or any of the Parent Entities or in the creation of any Lien (other than a Permitted Lien) upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on the Parent, or would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(f) Non-Arm’s Length Transactions. Except for employment, indemnification or employment compensation agreements entered into in the ordinary course of business or as disclosed in Section 3.2(f) of the Parent Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions between the Parent or any of the Parent Subsidiaries, on the one hand, and (i) any officer or director of the Parent or any of the Parent Subsidiaries, (ii) any holder of record or, to the knowledge of the Parent, beneficial owner of or 5% or more of the outstanding Radiant Shares or (iii) any affiliate or associate or any such officer, director or holder of Radiant Shares, on the other hand.

(g) Contracts.

(i) Except as set forth in Section 3.2(g) of the Parent Disclosure Letter or with respect to any contracts regarding employment, none of the Parent or any of the Parent Subsidiaries is a party to or bound or governed by any of the following (each, together with all exhibits and schedules thereto, a “Parent Material Contract”):

A. any Contract under which the Parent or any of the Parent Subsidiaries is obliged to make payments on an annual basis in excess of $500,000 in the aggregate and that is not terminable by the Parent or any of the Parent Subsidiaries on less than 12 months’ notice. Section 3.2(g)(i)(A) of the Parent Disclosure Letter identifies a list of Parent’s vendors whose fees exceeded $500,000 in 2014 and a list of the station location fees for 2014, in lieu of a list of such Contracts;

B. any partnership, limited or unlimited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any Joint Venture, other than any such agreement or arrangement relating to the operation or business of a property or asset in the ordinary course of business and which is not material with respect to such property or asset;

C. any Contract (other than between the Parent or any of the Parent Subsidiaries or among any of the Parent Subsidiaries) under which indebtedness for borrowed money in excess of $500,000 is outstanding or may be incurred or pursuant to which any property or asset of the Parent or any of the Parent Subsidiaries is mortgaged, pledged or otherwise subject to a Lien, any Contract under which Parent or any of the Parent Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of any person (other than the Parent or any of the Parent Subsidiaries) in excess of $500,000 or any Contract restricting the incurrence of indebtedness by the Parent or any of the Parent Subsidiaries in any material respect or the incurrence of Liens on any properties or securities of the Parent or any of the Parent Subsidiaries in any material respect or restricting the payment of dividends or other distributions in any material respect;

D. any Contract that (i) purports to limit or restrict in any material respect the ability of the Parent or any of the Parent Subsidiaries to (x) engage in any type of activity or business or (y) compete with any person or operate in any location or (ii) grants to any person “most favored nations” status or any type of special pricing or discount rights;

E. any Contract (other than between the Parent and any of the Parent Subsidiaries or among any of the Parent Subsidiaries) providing for the sale or exchange of, or option to sell or exchange, any property or asset with a fair market value in excess of $500,000, or for the purchase or exchange of, or option to purchase or exchange, any property or asset with a fair market value in excess of $500,000, in each case entered into in the 12 month period immediately preceding the date hereof or in respect of which the applicable transaction has not been consummated;

F. any Contract (other than between the Parent and any of the Parent Subsidiaries or among any the Parent’s wholly-owned subsidiaries) entered into in the 12 month period immediately preceding the date hereof or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of material assets or shares (or other equity interests) of another person, in each case other than in the ordinary course of business;

G. any currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract;

H. any standstill or similar Contract currently restricting the ability of the Parent or any of the Parent Subsidiaries to offer to purchase or purchase the assets or equity securities of another person;

I. any Contract whereby the failure to obtain consent thereby in connection with the Arrangement would be, or reasonably expected to be, individually or in the aggregate, material to the Parent and any of the Parent Subsidiaries;

J. any Contract, to the Parent’s knowledge, which, if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on the Parent; or

K. any Contract providing for the Parent or any of the Parent Subsidiaries to assume or guarantee any liability, contingent or otherwise, arising under any Environmental Law.

As at the date hereof, true, correct and complete copies of each Parent Material Contract are contained in the Parent Data Room.

(ii) None of the Parent or any of the Parent Subsidiaries or, to the knowledge of the Company, any of the other parties thereto, is in breach or violation of or in default under (in each case, with or without notice or lapse of time or both) any Parent Material Contract in any material respect, and none of the Parent or any of the Parent Subsidiaries has received or given any written notice of default under any Parent Material Contract which remains uncured, except, in each case, for any such default, breach, violation or non-performance that would not reasonably be expected to have a Material Adverse Effect on the Parent or the Purchaser.

(iii) Except as described in Section 3.2(g)(iii) of the Parent Disclosure Letter, there are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Parent or any of the Parent Subsidiaries is a party or, to the knowledge of the Parent, with respect to any shares or other equity interests of the Parent or any of the Parent Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of the Parent or any of the Parent Subsidiaries.

(h) Employment Agreements and Collective Agreements. Except as set forth in Section 3.2(h) of the Parent Disclosure Letter, none of the Parent or any of the Parent Subsidiaries is a party to or bound or governed by, or subject to, or has any liability with respect to:

(i) any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments in excess of $200,000 to any current or former director, officer or employee of the Parent or any of the Parent Subsidiaries;

(ii) any collective bargaining agreement or other similar arrangement with any labour union or employee association, or any actual or, to the knowledge of the Parent, threatened application for certification or bargaining rights in respect of the Parent or any of the Parent Subsidiaries;

(iii) any work stoppage, strike or lock-out relating to or involving any employees of the Parent or any of the Parent Subsidiaries that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent; or

(iv) any actual or, to the knowledge of the Parent, threatened claim or other Proceeding arising out of or in connection with employment by the Parent or any of the Parent Subsidiaries or the termination thereof, other than such claims or other Proceedings as have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 3.2(h) are contained in the Parent Data Room and, in the case of any retention, severance, termination or other payments that may become payable in connection with the termination of the employment or engagement of, or resignation of, any of the persons referred to in Section 3.2(h)(i), the corresponding section of the Parent Disclosure Letter contains a description and estimated calculation of the entitlements of each such person.

(i) Employment and Labour Laws. The Parent and the Parent Subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour in all material respects, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy, and there are no current, pending or, to the knowledge of the Parent, threatened Proceedings by or before any Governmental Authority with respect to any such matters, except where the failure to so operate would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Parent.

(j) Acceleration of Benefits. Except as contemplated herein, in Section 3.2(j) of the Parent Disclosure Letter or in the Plan of Arrangement, no person will, as a result of the Parent completing the Arrangement, become entitled to (i) any retirement, severance, termination, bonus or other similar payment, (ii) the acceleration of the vesting of or the time to exercise any outstanding stock option or employee, officer or director awards, (iii) the forgiveness or postponement of payment of any material indebtedness owing by such person to the Parent or any of the Parent Subsidiaries or (iv) receive any additional payments or compensation under or in respect of any employee, officer or director benefits or incentive, performance or other compensation plans or arrangements. Except as disclosed in Section 3.2(j) of the Parent Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated herein or in the Plan of Arrangement by any employee, officer or director of the Parent or any of the Parent Subsidiaries who is a “disqualified individual” (as such term is defined in United States Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Parent Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(k) Capitalization of the Parent. As of the date of this Agreement, the authorized capital of the Parent consists of 100,000,000 shares of common stock, par value US$0.001 per share, of which 34,679,564 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value US$0.001 per share, of which 839,200 shares of preferred stock have been designated as 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Parent Preferred Stock”), each share of which is issued and outstanding. All of the issued and outstanding shares of common stock and preferred stock of the Parent (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) have not been issued in violation of the certificate of incorporation, charter, by-laws or other constating documents of the Parent, or any agreement, contract, covenant, undertaking, or commitment to which the Parent is a party or bound, and (iii) have been issued and sold in compliance with U.S. Securities Laws in all material respects. Except as disclosed in Section 3.2(k) of the Parent Disclosure Letter, as of the date of this Agreement, there are no outstanding agreements, subscriptions, warrants, options, rights or commitments (nor has it granted any right or privilege capable of becoming an agreement, subscription, warrant, option, right or commitment) obligating the Parent to issue or sell any shares of common stock or other securities of the Parent, including any security or obligation of any kind convertible into or exchangeable or exercisable for any shares of common stock or other security of the Parent. The transfer of the Consideration Shares pursuant to the Plan of Arrangement will not obligate the Parent or the Purchaser to issue or transfer shares of common stock or other securities of the Parent or the Purchaser to any person except as contemplated in this Agreement and the Plan of Arrangement and will not result in a right of any holder of securities of the Parent or the Purchaser to adjust the exercise, conversion, exchange or reset of price under any of such securities. Immediately prior to the Effective Time, the Purchaser will beneficially and legally own all of the Consideration Shares that it is transferring pursuant to the Plan of Arrangement.

(l) Parent Subsidiaries. As of the date of this Agreement, the only subsidiaries of the Parent are as set forth in Section 3.2(l) of the Parent Disclosure Letter (collectively, the “Parent Subsidiaries”). All of the issued and outstanding shares of capital stock of each Parent Subsidiary held by the Parent have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Parent, free and clear of all Liens except those Liens imposed by applicable securities Laws and those Liens imposed by the transaction documents pursuant to which the Parent Subsidiaries were acquired or formed, as applicable. Each Parent Subsidiary has been duly organized, is validly existing and in good standing (to the extent such concept is recognized) under the Laws of the jurisdiction of its organization, has the power and authority to own its property and to conduct its business as presently conducted and is duly qualified to transact business and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the conduct of its business as currently conducted or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Parent.

(m) Consideration Shares. The Consideration Shares to be issued by the Parent pursuant to the Plan of Arrangement (i) have been duly authorized, and, upon issuance, will be validly issued, fully paid and nonassessable, (ii) will not be issued in violation of the certificate of incorporation, charter, by-laws or other constating documents of the Parent or the Purchaser, as the case may be, or any agreement, contract, covenant, undertaking, or commitment to which the Parent or the Purchaser is a party or bound and (iii) are not subject to any preemptive rights, rights of first refusal or other similar rights. The Radiant Shares are, and the Consideration Shares, upon issuance and transfer, will be, listed for trading on the NYSE MKT. The issuance of the Consideration Shares will be exempt from registration under the 1933 Securities Act pursuant to Section 3(a)(10) thereof (the “Section 3(a)(10) Exemption”) such that, upon issuance, the Consideration Share shall not constitute “restricted securities” (as defined in Rule 144 promulgated under the 1933 Securities Act), and the Consideration Shares will be issued pursuant to valid exemptions from registration under any applicable U.S. state securities or “Blue Sky” Laws.

(n) Parent Public Disclosure Record and Listing Compliance.

(i) The Parent has filed or furnished all reports, schedules, forms, statements and other documents with the U.S. Securities and Exchange Commission (the “SEC”) required to be filed or furnished by the Parent since June 30, 2013 (the “Parent SEC Documents”). As of their respective dates of filing, or, in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the 1933 Securities Act, their respective effective dates, or if amended or superseded prior to the date of this Agreement, then as of the date of such later filing, the Parent SEC Documents (A) complied as to form in all material respects with the requirements of the 1933 Securities Act, the 1934 Exchange Act, as applicable, and the Sarbanes-Oxley Act, as the case may be, and (B) none of the Parent SEC documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent has made available to the Company all material correspondence with the SEC since July 1, 2013 and, as of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents and, to the knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

(ii) Since July 1, 2013, subject to any applicable grace periods, the Parent has been, and the Parent is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act, and (B) the applicable listing and corporate governance rules and regulations of the NYSE MKT. The Parent has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of its shares of common stock under the 1934 Exchange Act or the listing of such shares on the NYSE MKT. Trading in the Radiant Shares on the NYSE MKT is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of the Parent is pending or, to the knowledge of the Parent, threatened. As of the date of this Agreement, no inquiry, review or investigation (formal or informal) of Parent by any securities commission or similar regulatory authority under applicable U.S. Securities Laws, or the NYSE MKT is in effect or ongoing or expected to be implemented or undertaken.

(o) Parent Financial Statements. The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Parent included in the Parent SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with U.S. GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end adjustments, none of which adjustments are expected to be material in nature or amount).

(p) Internal Controls. The Parent has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the 1934 Exchange Act) as required by Rule 13a-15 under the 1934 Exchange Act. The Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Parent in the reports that it files or furnishes under the 1934 Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Parent’s management as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Parent’s management has completed an assessment of the effectiveness of the Parent’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2014, and such assessment concluded that such controls were effective and did not identify (i) any material weaknesses in its internal controls over financial reporting and (ii) any allegation of fraud that involves management of the Parent or any other employees of the Parent and the Parent Subsidiaries who have a significant role in the Parent’s internal controls over financial reporting or disclosure controls and procedures. Since July 1, 2014, (i) neither the Parent nor any of the Parent Subsidiaries nor, to the knowledge of the Parent, any director, officer, employee, auditor, accountant or Representative of the Parent or any Parent Subsidiary has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Parent or the Parent Subsidiaries or their respective internal accounting controls and (ii) no attorney representing the Parent or any Parent Subsidiary, whether or not employed by the Parent or any Parent Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Parent or any of its officers, directors, employees or agents to the board of directors of the Parent or any committee thereof or to any director or officer of the Parent. There are no outstanding loans made by the Parent or any of the Parent Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Exchange Act) or director of the Parent.

(q) No Undisclosed Liabilities. As of the date of this Agreement, the Parent and the Parent Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), other than (i) liabilities and obligations disclosed in Section 3.2(q) of the Parent Disclosure Letter, (ii) liabilities and obligations disclosed in the Parent Interim Financial Statements; (iii) liabilities and obligations incurred in the ordinary course of business since September 30, 2014, (iv) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby, and (v) liabilities that would not reasonably be expected to result in a Material Adverse Effect on the Company. Without limiting the foregoing, the Parent Interim Financial Statements reflect reasonable reserves in accordance with US GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Parent and the Parent Subsidiaries.

(r) Absence of Certain Changes. As of the date hereof, since September 30, 2014, except as set out in Section 3.2(r) of the Parent Disclosure Letter

(i) each of the Parent and the Parent Subsidiaries has conducted its business only in the ordinary course consistent with past practice;

(ii) there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have a Material Adverse Effect on the Parent;

(iii) there has not been any material write-down by the Parent or any of the Parent Subsidiaries of any of the assets of the Parent or any of the Parent Subsidiaries;

(iv) there has not been any incurrence, assumption or guarantee by the Parent or of any of the Parent Subsidiaries of any indebtedness for borrowed money, any creation or assumption by the Parent or any of the Parent Subsidiaries of any Lien (other than a Permitted Lien), or any making by the Parent or any of the Parent Subsidiaries of any loan, advance or capital contribution to or investment in any other person, except in each case, in the ordinary course of business or as contemplated or permitted by the Commitment Letter;

(v) the Parent has not effected any material change in its accounting policies, principles, methods, practices or procedures;

(vi) the Parent has not effected or passed any resolution to approve a split, division, consolidation, combination or reclassification of any of its shares of common stock; and

(vii) neither the Parent nor any of the Parent Subsidiaries has agreed, announced, resolved or committed to do any of the foregoing.

(s) Compliance with Laws. The business of the Parent and of each of the Parent Subsidiaries has been and is currently being conducted in compliance with all applicable Laws, except where any failure of compliance would not, and could not reasonably be expected to, result in a Material Adverse Effect on the Parent.

(t) Permits. The business of the Parent and of each of the Parent Subsidiaries has been since July 1, 2014 and is currently being conducted in compliance with all applicable Laws, except where any failure of compliance would not reasonably be expected to result in a Material Adverse Effect on the Parent, and none of the Parent or any of the Parent Subsidiaries has received any written notice of any alleged non-compliance or violation of any such Law. Anything contained in this Section 3.2(t) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 3.2(t) in respect of environmental, tax, employee benefits, corrupt practices or export control Law matters, each of which matters is addressed by other sections of this Agreement.

(u) Litigation. Except as disclosed in Section 3.2(u) of the Parent Disclosure Letter, there is no Proceeding against the Parent or any of the Parent Subsidiaries that, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent. Neither the Parent nor any of the Parent Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent.

(v) Insolvency.

(i) No Proceeding is pending by or against the Parent or any of the Parent Subsidiaries, or, to the knowledge of the Parent, is planned or threatened, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Parent or any of the Parent Subsidiaries or for the appointment of a trustee, receiver, manager or other administrator of the Parent or any of the Parent Subsidiaries or any of their respective properties or assets nor, to the knowledge of the Parent, is any such act or Proceeding threatened. Neither the Parent nor any of the Parent Subsidiaries has sought protection under the United States Bankruptcy Code or similar legislation.

(ii) As of the Effective Time, assuming satisfaction of the conditions to the obligation of the Parent and Purchaser to consummate the transactions contemplated hereby, or waiver of such conditions, and after giving effect to all of the transactions contemplated hereby, including without limitation the Acquisition Financing, any Alternative Financing, the payment of the aggregate consideration contemplated hereby and payment in respect of the Options contemplated herein, and payment of all related fees and expenses, each of Parent and the Purchaser will be Solvent. For the purposes of this Section 3.2(v)(ii), the term “Solvent” when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

(w) Operational Matters. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent, all costs, expenses, and liabilities due and payable on or prior to the date hereof under the terms of any Contracts to which the Parent and the Parent Subsidiaries is directly or indirectly bound have been properly paid in accordance with the applicable terms other than payments being contested in good faith.

(x) Taxes.

(i) Each of the Parent and the Parent Subsidiaries has duly and timely filed all Returns required to be filed by it prior to the date hereof, other than those which have been administratively waived, and all such Returns are true, complete and correct in all material respects. The Parent and each of the Parent Subsidiaries has paid or has collected, withheld and remitted to the appropriate Governmental Authority on a timely basis all assessments and reassessments and all other Taxes due and payable by it (whether or not shown on any Tax Return), other than those which are being or have been contested in good faith pursuant to applicable Laws and in respect of which adequate reserves or accruals in accordance with U.S. GAAP have been provided. No audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding exists or has been asserted or, to the knowledge of the Parent, threatened with respect to Taxes of the Parent or any of the Parent Subsidiaries. The Purchaser is a “taxable Canadian corporation” and not a “mutual fund corporation”, each within the meaning of the Tax Act.

(ii) Neither Parent nor any of the Parent Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No written claim has been made within the past 3 years by an authority in a jurisdiction where the Parent or any of the Parent Subsidiaries does not file Tax Returns that Parent or any of the Parent Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of the Parent Subsidiaries. Each of Parent and the Parent Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed. There is no material dispute or claim concerning any Tax liability of Parent or any of the Parent Subsidiaries claimed, raised or threatened by any authority.

(iii) Section 3.2(x) of the Parent Disclosure Letter lists all federal, state, local, and non-U.S. Tax Returns filed with respect to Parent or any of the Parent Subsidiaries for taxable periods ended on or after December 31, 2010, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Parent has delivered to the Company correct and complete copies of all federal Income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Parent or any of the Parent Subsidiaries since December 31, 2010. Neither Parent nor any of the Parent Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) Neither Parent nor any of the Parent Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal Income Tax Return (other than a group the common parent of which was Parent) or (B) has any liability for the Taxes of any person (other than Parent or any of the Parent Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. Neither Parent nor any of the Parent Subsidiaries is or has been a party to any ‘‘listed transaction,’’ as defined in Code §6707A(c)(2) and Treasury Regulations §1.6011-4(b)(2).

(y) Environmental Laws.

(i) Except for such matters that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on the Parent: (A) the business of the Parent and of each of the Parent Subsidiaries has been and is currently being conducted in compliance with all applicable Environmental Laws; (B) the Parent and the Parent Subsidiaries possess all Environmental Approvals required under applicable Environmental Laws for the operation of their respective businesses as presently conducted; (C) there are no, and there have not been any, Hazardous Substances at any property currently or, to the knowledge of the Parent, formerly owned, operated, occupied or leased by the Parent and the Parent Subsidiaries, under circumstances that have resulted in or, to the knowledge of the Parent, are reasonably likely to result in liability to the Parent or its Subsidiaries pursuant to contract or any Environmental Laws; (D) neither the Parent nor any of the Parent Subsidiaries has received any written claim, notice of violation or citation by any Governmental Authority concerning any violation or alleged violation of any applicable Environmental Laws during the past three (3) years; and (E) there are no writs, injunctions, decrees, orders or judgments outstanding, or any suits or proceedings pending or, to the knowledge of the Parent, threatened, concerning compliance by the Parent or any of the Parent Subsidiaries with any Environmental Laws.

(ii) The Parent Data Room contains all material reports, assessments, data, results of investigations or audits, correspondence or other documentation regarding material environmental matters in relation to the current or prior business of the Parent or any of the Parent Subsidiaries or any property or facility now or previously owned, occupied, leased or operated by the Parent or the Parent Subsidiaries that are in the possession, custody or control of the Parent.

(z) Corrupt Practices Legislation. Neither the Parent nor any of the Parent Subsidiaries has taken or committed to take any action which would cause the Parent or any of the Parent Subsidiaries to be in violation of the United States Foreign Corrupt Practices Act or any applicable Law of similar effect, to the extent to which they may be applicable to the Parent or any of the Parent Subsidiaries or affiliates, and no such action has been taken by any person acting on behalf of the Parent or any of the Parent Subsidiaries.

(aa) Export Controls. To the knowledge of the Parent, the Parent and the Parent Subsidiaries have at all times conducted their business and the ownership or use of any of their assets in compliance in all material respects with all applicable Export Control Laws. Without limiting the foregoing, to the knowledge of the Parent:

(i) the Parent and the Parent Subsidiaries have obtained in a timely manner all necessary Export Approvals;

(ii) the Parent and each of the Parent Subsidiaries is in compliance with the material terms of all applicable Export Approvals;

(iii) neither the Parent nor any of the Parent Subsidiaries has received any written or other notice or been charged with the violation of any Export Control Laws. None of the Parent or any of the Parent Subsidiaries is under investigation with respect to any violation of any Export Control Laws or Export Approvals and there are no facts or circumstances which would form the basis for any such violation; and none of the Parent or any of the Parent Subsidiaries, nor any of their respective directors, officers or employees, or any person authorized to act on behalf of any of them, (i) is a person that is, or is owned or controlled by a person that is the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority; or (ii) is now engaged in or facilitating or currently has an intention to engage in or facilitate any dealings or transactions with any person that will result in a violation of the Export Control Laws.

(bb) Investment Canada. The Parent is not a Canadian within the meaning of the Investment Canada Act.

(cc) Insurance. Except as would not reasonably be expected to have a Material Adverse Effect on the Parent, all material insurance policies maintained by the Parent or the Parent Subsidiaries are in full force and effect and all premiums due with respect to such insurance policies have been paid.

(dd) Relationships with Customers and Transport Partners. Neither the Parent nor any of the Parent Subsidiaries has received any written or, to the knowledge of the Parent, other notice or other communication that any material customer or transport partner intends to cancel, terminate, discontinue or not renew or materially change the terms or otherwise modify its relationship with the Parent or any of the Parent Subsidiaries that would reasonably be expected to have a Material Adverse Effect on the Parent.

(ee) Commitment Letter; Sufficient Funds. The Parent has delivered to the Company true and complete fully-executed copies of commitment letters (collectively, the “Commitment Letter”) made by Bank of America, Integrated Private Debt Fund IV LP, Alcentra Capital Corporation and Triangle Capital Corporation (collectively, the “Lenders”), evidencing the financing described therein (the “Acquisition Financing”). The commitments described in the Commitment Letter are not subject to any condition precedent other than the conditions expressly set forth therein. There are no other agreements, side letters or arrangements that would permit the Lenders to reduce the amount of the Acquisition Financing or that would otherwise affect the availability of the Acquisition Financing. The Commitment Letter is in full force and effect, has not been amended, restated, modified, withdrawn, terminated or otherwise modified or varied and is a legal, valid and binding obligation of the Parent and, to the knowledge of the Parent, the Lenders (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law), as applicable, no amendment or modification to the Commitment Letter is contemplated (provided that the Commitment Letter may be (or may have been) amended (i) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter or (ii) otherwise so long as such amendment would not (A) reasonably be expected to delay or prevent the completion of the Arrangement and the consummation of the transactions contemplated by this Agreement or (B) for greater certainty, add any additional material condition precedent in respect of the availability of the commitments described in the Commitment Letter), and no event has occurred or circumstance exists, including the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, which, with or without notice, lapse of time or both, would or would reasonably be expected to (x) constitute a default or breach on the part of the Parent under the Commitment Letter or (y) constitute or result in a failure to satisfy any condition precedent set forth in the Commitment Letter assuming satisfaction of the conditions set forth in Section 8.1 and Section 8.3. None of the commitments under the Commitment Letter have been withdrawn or rescinded. All commitment and other fees or expenses required to be paid under or in connection with the Commitment Letter on or prior to the date hereof have been paid. The Parent does not have any reason to believe that it shall be unable to satisfy on a timely basis any term or condition of closing of the Acquisition Financing to be satisfied by it contained in the Commitment Letter; is not aware of any existing fact, occurrence or condition that may cause the financing commitment contained in the Commitment Letter to terminate or be ineffective or any of the terms or conditions of closing of the Acquisition Financing not to be met or of any impediment to the funding of the cash payment obligations of the Parent pursuant to or in connection with this Agreement or the Arrangement; and is not aware of any existing fact, occurrence or condition that has or will cause the assumptions or statements set forth in the Commitment Letter to be untrue or incorrect. Assuming the Acquisition Financing contemplated in the Commitment Letter is funded, the net proceeds contemplated by the Commitment Letter, together with other funds available to the Parent and the Purchaser, shall be sufficient for the Purchaser to pay at the Effective Time in full the aggregate cash portion of the consideration for Company Shares and the aggregate amount payable pursuant to the Arrangement in accordance with the terms of the Agreement and the Plan of Arrangement and to pay all related fees and expenses for which the Purchaser or the Parent is responsible under the terms of the Agreement.

(ff) Working Capital. Following the consummation of the Arrangement, and taking into account the required Acquisition Financing, the Parent will have a Closing Date Working Capital that is sufficient to permit the Parent to conduct its business in the ordinary course and in a manner consistent with past practice without any requirement for additional financing.

(gg) Pension and Employee Benefits.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent, the Parent and each of the Parent Entities have complied with the terms of (A) all “employee benefit plans,” as defined in Section 3(3) of ERISA and (B) all other agreements, health, welfare, supplemental unemployment benefit, bonus, profit sharing, deferred compensation, disability, pension or retirement plans and other employee or director compensation or benefit plans, policies or arrangements which in each case are maintained by or binding upon the Parent or Parent Subsidiaries or in respect of which the Parent or any of the Parent Subsidiaries has any actual or potential material liability (collectively, the “Parent Plans”) and with all applicable Laws relating thereto in all material respects. Section 3.2(gg)(i) of the Parent Disclosure Letter contains a complete list of all Parent Plans. True, correct and complete copies of (I) the Parent Plans (or, in the case of any Parent Plans that are multi-employer plans, a summary of any material obligations of the Parent or any of the Parent Entities thereunder), (II) all determination letters from the IRS with respect to any of the Parent Plans, (III) all current summary plan descriptions and annual reports with respect to any of the Parent Plans, and (IV) all current trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any of the Parent Plans, are contained in the Parent Data Room.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent, or except as set out in Section 3.2(gg)(ii) of the Parent Disclosure Letter:

A. all of the Parent Plans are and have been established, registered, qualified and, in all material respects, administered in accordance with (1) all applicable Laws, (2) the respective terms of such Parent Plans and (3) the terms of any agreements between the Parent or any of the Parent Entities, as the case may be, and their respective employees and former employees who are participants in the Parent Plans. There have been no non-exempt prohibited transactions (as described in Section 406 of ERISA) or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Parent Plans . The form or each Parent Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified (or may rely on an opinion letter from the IRS issued in respect of the volume submitter or master and prototype plan document on which the Parent Plan is based), and, to the knowledge of the Parent, nothing has occurred that could reasonably be expected to give the IRS grounds to revoke such determination,

B. all contributions or premiums required to be made by the Parent or any of the Parent Entities, as the case may be, under the terms of each Parent Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Parent Plans,

C. each Parent Plan is insured or funded as may be required by applicable Law and in good standing with such Governmental Authorities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by the Parent or any of the Parent Entities from any such Governmental Authorities. No Parent Plan provides any non-pension post-retirement or post-employment benefits (except to the extent required by Sections 601 through 608 of ERISA and 4980B of the Code). To the knowledge of the Parent, no Parent Plan provides benefits to any individual who is not a current or former employee of the Parent or a Parent Entity, or the dependents or beneficiaries of any such current or former employee.

D. no Parent Plan is subject to any pending or, to the knowledge of the Parent, threatened investigation, examination, action, claim or other Proceeding initiated by any Governmental Authority or any other party, other than routine claims for benefits,

E. neither the Parent nor any member of the Parent’s Controlled Group sponsors, maintains or has any material liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any current or former “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Neither the Parent nor any member of the Parent’s Controlled Group has any liability under Title IV of ERISA (other than for premiums pursuant to Section 4007 of ERISA which have been timely paid) or Section 4971 of the Code, and, to the knowledge of the Parent, no condition exists that presents a risk to the Parent or any member of the Parent’s Controlled Group of incurring any such liability. Each Parent Plan (other than any multi-employer plan) to which Section 412 of the Code or Section 302 of ERISA applies has satisfied the requirements of Sections 412, 430 and 436 of the Code and Sections 302 and 303 of ERISA, and no Parent Plan (other than any multi-employer plan) has a “funding shortfall” within the meaning of Section 430(c) of the Code or Section 303(c) of ERISA or is in “at-risk status” within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA or subject to the limitations of Section 436 of the Code. No Parent Plan (other than any multi-employer plan) has an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code nor, to the knowledge of the Parent, has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the IRS with respect to any Parent Plan (other than any multi-employer plan), nor has any Lien in favour of any Parent Plan arisen under Section 430(k) of the Code or Section 303(k) of ERISA. Neither the Parent nor any member of the Parent’s Controlled Group has been required to provide security to any defined benefit pension plan pursuant to Section 401(a)(29) of the Code or Section 306 or 307 of ERISA. With respect to each Parent Plan (other than any multi-employer plan) that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, the fair market value of the assets of such Parent Plan equals or exceeds the actuarial present value of all accrued benefits under such Parent Plan (whether or not vested), based upon the actuarial assumptions used to prepare the most recent actuarial report for such Parent Plan, and no event has occurred which would be reasonably expected to change any such funded status. Since the date which is five years prior to the date of this Agreement, there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations and interpretations thereunder, but excluding events for which the notice requirements is waived pursuant to applicable regulations, which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the Pension Benefit Guaranty Corporation to institute termination proceedings with respect to any Parent Plan,

F. neither the Parent nor any of its affiliates with U.S. employees has prepaid or prefunded any welfare plan (as defined in the ERISA) through a trust, reserve, premium stabilization or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code, and

G. Each Parent Plan that is a nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and the guidance and regulations issued thereunder. No Parent Plan nonqualified deferred compensation plan that is intended to be grandfathered for purposes of Section 409A of the Code has been “materially modified” (within the meaning of United States IRS Notice 2005-1) at any time after October 3, 2004. No stock option or other right to acquire Parent or affiliate common stock or other equity of the Parent or any of its affiliates (A) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the Board of Directors or a committee thereof or the board of directors or a committee thereof of such affiliate, as applicable, in good faith, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right or (C) has been granted after December 31, 2004 with respect to any class of stock or equity of the Parent or any of its affiliates that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Internal Revenue Section 409A).

(hh) Voting Requirements. No vote of the stockholders of the Parent is required by Law, the Parent’s certificate of incorporation or the Parent’s bylaws, the rules of the NYSE MKT or otherwise in order for the Parent and the Purchaser to consummate the transactions contemplated hereby.

(ii) Financial Advisers or Brokers. None of the Parent or any of the Parent Subsidiaries is obligated to pay any brokerage, finder’s, advisory or other fee or commission in connection with this Agreement.

(jj) Competition Act. Neither the aggregate value of the assets in Canada of the Parent, together with the Parent Subsidiaries, nor the gross revenues from sales in, from or into Canada, as determined in accordance with Part IX of the Competition Act and the Regulations Respecting Notifiable Transactions Pursuant to Part VIII of the Competition Act, SOR 87-348, exceeds $200 million.

(kk) No Intermediary Transaction Tax Shelter. The Parent has no plan or intention to take any action with respect to the Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(ll) No Other Representations or Warranties. The Company agrees that the Parent and the Purchaser have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Section 3.2, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Section 3.2.

3.3 Survival of Representations and Warranties

No investigation by or on behalf of any Party will mitigate, diminish or affect the representations and warranties made by the other Parties. The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms (subject to the provisions of Section 7.3). This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

Article 4

COVENANTS REGARDING THE CONDUCT OF BUSINESS

4.1 Covenants of the Company

The Company covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent will not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 4.1 of the Company Disclosure Letter or expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is otherwise required by applicable Law:

(a) the respective businesses of the Company and the Company Entities will be conducted, their respective facilities will be maintained, and the Company and the Company Entities will continue to operate their respective businesses, only in the ordinary course of business;

(b) the Company and the Company Entities will comply in all material respects with the terms of all Material Contracts and the Company will use commercially reasonable efforts to maintain and preserve intact its and the Company Entities’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

(c) the Company will not, and will not permit any of the Company Entities to, directly or indirectly:

(i) alter or amend its articles, charter, by-laws or other constating documents;

(ii) declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Common Shares;

(iii) split, divide, consolidate, combine or reclassify the Common Shares or any other securities;

(iv) issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Common Shares or other securities of the Company or the Company Entities (including, for greater certainty, Options or any equity-based awards), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Common Shares or other securities of the Company or the Company Entities, other than the issuance of Common Shares issuable pursuant to the exercise of Options outstanding on the date hereof;

(v) redeem, purchase or otherwise acquire any of its outstanding Common Shares or other securities or securities convertible into or exchangeable or exercisable for Common Shares or any such other securities unless otherwise required by the terms of such securities and other than in transactions between two or more direct or indirect wholly-owned subsidiaries of the Company or between the Company and any of its direct or indirect wholly-owned subsidiary;

(vi) amend the terms of any securities of the Company or the Company Entities;

(vii) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of the Company Entities;

(viii) reorganize, amalgamate or merge with any other person;

(ix) make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under Canadian GAAP;

(x) make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable; or

(xi) take any action to accelerate the vesting of any Options or to modify the exercise price of any Options or otherwise modify the Stock Option Plan or any award agreements issuing Options thereunder;

(xii) enter into, modify or terminate any Contract with respect to any of the foregoing;

(d) the Company will promptly notify the Purchaser in writing of any circumstance or development that, to the knowledge of the Company, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(e) the Company will not, and will not permit any of the Company Entities to, directly or indirectly:

(i) except in the ordinary course of business, sell, pledge, lease, licence, dispose of or encumber any assets or properties (including the shares or other equity securities of any Company Entity) of the Company or of any Company Entity;

(ii) (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person (in each case, other than in the ordinary course of business) or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;

(iii) other than in connection with the Acquisition Financing, incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances to any other persons, except to employees pursuant to policies to reimburse expenses in advance or pursuant to or in respect of existing credit facilities or debt instruments or the maintenance or extension thereof (or the agreements, indentures or guarantees governing or relating to such facilities or instruments, or the maintenance or extension thereof);

(iv) pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Interim Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding;

(v) settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;

(vi) enter into any material new line of business, enterprise or other activity that is inconsistent with the existing businesses of the Company and the Company Entities in the manner such existing businesses generally have been carried on;

(vii) expend or commit to expend any amounts with respect to capital expenses, where such expenditure or commitment exceeds $500,000 individually or in the aggregate, except to the extent reserved for in the Company Financial Statements; or

(viii) authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(f) the Company will not, and will not permit any of the Company Entities to, directly or indirectly:

(i) terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Company Material Contract except in the ordinary course of business, or as required by its terms; or

(ii) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property;

(g) without the consent of the Parent, which consent will not be unreasonably withheld, conditioned or delayed, neither the Company nor any of the Company Entities will, except in the ordinary course of business consistent with historical practice, or pursuant to any existing Contracts or employment, pension, supplemental pension, termination or compensation arrangements or policies or plans in effect on the date hereof, or except as is necessary to comply with applicable Laws or as required to comply with Section 5.7:

(i) enter into or materially modify any employment, severance, collective bargaining or similar agreements or arrangements with, or take any action with respect to or grant any salary increases, bonuses, benefits, severance or termination pay to, any senior executive officers or directors;

(ii) terminate the employment of the Company’s senior management employees (including the Company Founders) other than for cause;

(iii) adopt or amend or make any contribution to or any award under any Company Plan or Canadian Plan or other bonus, profit sharing, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of the Company or any of the Company Entities; or

(iv) take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any Company Plan or Canadian Plan;

(h) other than as set out in Section 4.1(h) of the Company Disclosure Letter, or except in the ordinary course of business, the Company will not grant to any officer or director of the Company any equity based awards pursuant to any Company Plan or otherwise;

(i) the Company will not, and will not permit any of the Company Entities to, make any loan to any officer or director of the Company or any of the Company Entities, except for the advance of expenses consistent with past practice;

(j) the Company will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company or any of the Company Entities, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided, however, that, except as contemplated by Section 5.8, none of the Company or any of the Company Entities will obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

(k) the Company will promptly provide written notice to the Purchaser of the resignation of any of its senior management employees;

(l) the Company will, and will cause each of the Company Entities to:

(i) duly and timely file all Returns required to be filed by it on or after the date hereof and all such Returns will be true, complete and correct in all material respects;

(ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such Taxes are disputed in good faith and the Company has taken adequate reserves therefor in accordance with Canadian GAAP;

(iii) not change in any material respect any of its methods of reporting income or deductions or accounting for income tax purposes from those employed in the preparation of their most recently filed Returns and financial statements except as may be required by applicable Laws;

(iv) not make, change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Return except as may be required by applicable Laws;

(v) not surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(vi) not consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or reassessment (other than as a result of an extension to file any Tax Return);

(vii) not settle, compromise or agree to the entry of judgment with respect to any action, claim or other Proceeding relating to Taxes; and

(viii) not enter into any tax sharing, tax allocation or tax indemnification agreement;

(m) the Company will not, and will not permit any of the Company Entities to, enter into or renew any Contract containing:

(i) any limitation or restriction on the ability of the Company or any of the Company Entities or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates, to engage in any type of activity or business;

(ii) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or any of the Company Entities or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or any of its affiliates, is or would be conducted; or

(iii) any limit or restriction on the ability of the Company or any of the Company Entities or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates, to solicit customers or employees;

(n) the Company will not, and will not permit any of the Company Entities to, take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;

(o) the Company will pay or cause to be satisfied all Company Transaction Expenses on or prior to the Effective Date;

(p) the Company shall have taken all actions necessary to redeem all of the outstanding shares of the Series 1A preference shares such that no Series 1A preference shares are issued and outstanding as of the date hereof;

(q) the Company shall deliver to the Purchaser (i) all interim and annual financial statements required under Canadian Securities Laws for any periods following the date of the Interim Financial Statements (the “Subsequent Financial Statements”), and (ii) all Returns required to be filed by it between the date hereof and the Effective Time (the “Subsequent Returns”). The Subsequent Financial Statements and the Subsequent Returns shall be delivered to the Purchaser promptly after such Subsequent Financial Statements and Subsequent Returns are first filed with the applicable Governmental Authority. The Subsequent Financial Statements and the Subsequent Returns shall be prepared in a manner, and shall contain such information, such that the representations and warranties of the Company set forth in Section 3.1(i) and Section 3.1(t) will be true and correct as of the Effective Time, substituting references to “Company Annual Financial Statements,” “Company Interim Financial Statements,” and “Company Financial Statements” with “Subsequent Financial Statements,” as applicable, and references to “Returns” for “Subsequent Returns”; and

(r) the Company shall deliver to the Purchaser internal monthly interim financial statements of the Company and the Company Entities, containing an aged summary of accounts and an aged summary of accounts payable of the Company and the Company Entities, on the earlier of (i) the thirtieth (30) day after the end of each such month, or (ii) the date that the Company provides such monthly interim financial statements to its Senior Lenders.

Subject to the obligations of the Company herein, neither the Parent nor the Purchaser shall have the right to control, directly or indirectly, the operations or the business of the Company or any of the Company Entities at any time prior to the Effective Time.

4.2 Covenants of the Parent

The Parent covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent will not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in Section 4.2 of the Parent Disclosure Letter or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law:

(a) the respective businesses of the Parent and the Parent Subsidiaries will be conducted, their respective facilities will be maintained, and the Parent and Parent Subsidiaries will continue to operate their respective businesses only in, the ordinary course of business;

(b) the Parent will use commercially reasonable efforts to maintain and preserve intact its and the Parent Subsidiaries’ respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;

(c) the Parent will not, and will not permit any of the Parent Subsidiaries to, directly or indirectly:

(i) alter or amend its articles, charter, by-laws or other constating documents in a manner adverse to Shareholders or that would reduce the value of the Consideration Shares below the Share Consideration Value;

(ii) declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its securities other than in the ordinary course of business and consistent with past practice, except for quarterly dividends payable on the Parent Preferred Stock or, in the case of any of the Parent’s wholly-owned subsidiaries, for dividends payable to the Parent;

(iii) redeem, purchase or otherwise acquire any of its outstanding securities or securities convertible into or exchangeable or exercisable for its securities unless otherwise required by the terms of such securities and other than in transactions between two or more Parent wholly-owned subsidiaries or between the Parent and a Parent wholly-owned subsidiary;

(iv) amend the terms of the Radiant Shares or any other securities of the Parent or the Parent Subsidiaries;

(v) adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Parent or any of the Parent Subsidiaries;

(vi) split, divide, consolidate, combine or reclassify the Radiant Shares or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the Radiant Shares;

(vii) issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any securities of the Parent or the Parent Subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities of the Parent or Parent Subsidiaries, other than (x) options issued under the Parent’s stock option plan in the ordinary course; (y) the issuance of common stock or convertible securities that, when combined with the issuance of the Radiant Shares required to consummate the Arrangement (assuming such convertible securities are converted) would not increase the number of outstanding Radiant Shares by greater than 20% of the number of Radiant Shares outstanding on the date hereof; or (z) in connection with the Acquisition Financing or Alternative Financing;

(viii) make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under U.S. GAAP;

(ix) make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;

(x) enter into, modify or terminate any agreement, contract, covenant, undertaking, or commitment with respect to any of the foregoing; or

(d) except as would not reduce the value of the Consideration Shares below the Share Consideration Value, or as would not delay the consummation of the Arrangement, the Parent will not, and will not permit any of the Parent Subsidiaries to, directly or indirectly:

(i) (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person (in each case, other than in the ordinary course of business) or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction; or

(ii) Other than in connection with financing the Arrangement pursuant to the Commitment Letter, incur any indebtedness or issue any debt securities, or assume, guarantee, or make any loans or advances to any other persons;

(e) the Parent will promptly notify the Company in writing of any circumstance or development that, to the knowledge of the Parent, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Parent; and

(f) the Parent will not, and will not permit any of the Parent Subsidiaries to, take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.

(g) the Parent will not, and will not permit any of the Parent Subsidiaries to, directly or indirectly:

(i) except in the ordinary course of business, sell, pledge, lease, licence, dispose of or encumber any assets or properties (including the shares or other equity securities of any Purchaser Subsidiary) of the Purchaser or of any Purchaser Subsidiary;

(ii) settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Arrangement; or

(iii) authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(h) the Parent will not, and will not permit any of the Parent Subsidiaries to, directly or indirectly terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Parent Material Contract except in the ordinary course of business, or as required by its terms; and

(i) the Parent will, and will cause each of the Parent Subsidiaries to:

(i) duly and timely file all Returns required to be filed by it on or after the date hereof and all such Returns will be true, complete and correct in all material respects;

(ii) timely withhold, collect, remit and pay all material Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such Taxes are disputed in good faith and the Company has taken adequate reserves therefor in accordance with U.S. GAAP;

(iii) not change in any material respect any of its methods of reporting income or deductions or accounting for income tax purposes from those employed in the preparation of their most recently filed Returns and financial statements except as may be required by applicable Laws; and

(iv) not make, change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Return except as may be required by applicable Laws;

(j) the Parent will not, and will not permit any of the Parent Subsidiaries to, enter into or renew any Contract containing:

(i) any limitation or restriction on the ability of the Parent or any of the Parent Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates, to engage in any type of activity or business;

(ii) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Parent or any of the Parent Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or any of its affiliates, is or would be conducted; or

(iii) any limit or restriction on the ability of the Parent or any of the Parent Subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates, to solicit customers or employees.

Article 5

ADDITIONAL COVENANTS

5.1 Pre-Acquisition Reorganization

(a) Subject to the provisions of this Section 5.1, the Company agrees that it will, and will cause the Company Entities to, upon the reasonable request of the Purchaser and at the expense of the Purchaser, use its and their commercially reasonable efforts to effect each of the pre-closing reorganization steps set forth on Section 5.1 of the Parent Disclosure Letter to this Agreement and, provided that the Purchaser provides a request to the Company at least 15 Business Days prior to the Company Meeting, such additional reasonable pre-closing reorganization steps the Purchaser may request, acting reasonably (the “Pre-Acquisition Reorganization”). The Purchaser acknowledges and agrees that the Pre-Acquisition Reorganization shall not (a) impede, delay or prevent completion of the Arrangement (including by giving rise to Proceedings by any person), (b) in the opinion of the Company, acting reasonably, prejudice the Shareholders or the holders of Options in any material respect, (c) require the Company to obtain the approval of the Shareholders, (d) be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached, it being acknowledged by the Purchaser that actions taken pursuant to any Pre-Acquisition Reorganization could require the consent of third parties under applicable Contracts and Government Authorities, (e) require the Company or any Company Entity to contravene any applicable Laws, their respective organizational documents or any Company Material Contract, or (f) result in any Taxes being imposed on, or any adverse Tax or other adverse consequences to, any securityholder of the Company greater than the Taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization. The Company and the Purchaser will, at the expense of the Purchaser, work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including incorporating, to the extent necessary, the steps of the Pre-Acquisition Reorganization into the Plan of Arrangement to the extent they are determined reasonably in advance of the mailing of the Circular. The Parties will seek to have the steps and transactions contemplated under any such Pre-Acquisition Reorganization made effective at such times (as directed by the Purchaser) on or prior to the Effective Date (but after the Purchaser will have waived or confirmed that all conditions referred to in Section 8.1, Section 8.2 and Section 8.3 have been satisfied), provided, however, that no such Pre-Acquisition Reorganization will be made effective unless: (A) it is reasonably certain, after consulting with the Company, that the Arrangement will become effective; and (B) such Pre-Acquisition Reorganization can be reversed or unwound in a timely fashion without adversely affecting the Company and the Company Entities in the event that the Arrangement does not become effective and this Agreement is terminated. If the Arrangement is not completed, the Parent will (a) forthwith reimburse the Company for all reasonable fees and expenses (including any professional fees and expenses) incurred by the Company and the Company Entities in considering and effecting any Pre-Acquisition Reorganization, and (b) be responsible for any costs of the Company and the Company Entities in reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to the termination of this Agreement in accordance with its terms. The obligation of the Parent to reimburse the Company for fees and expenses and to be responsible for costs as set out in this Section 5.1 will be in addition to any other payment the Parent or the Purchaser may be obligated to make hereunder and will survive termination of this Agreement.

(b) The Parent shall indemnify and save harmless the Company and its subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result for their co-operation or assistance with or participation in any Pre-Acquisition Reorganization. No director, officer, employee or agent of the Company or its subsidiaries shall be required to take any action in respect of a Pre-Acquisition Reorganization in any capacity other than as a director, officer, employee or agent of the Company or the Company Entities, as the case may be.

(c) The Parent and the Purchaser acknowledge and agree that the planning for and implementation of the Pre-Acquisition Reorganization shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of the Company hereunder has been breached. The Parent, the Purchaser and the Company shall work cooperatively and use reasonable commercial efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization and any post-closing reorganization. For greater certainty, the Company shall not be liable for the failure of the Parent or the Purchaser to benefit from any anticipated tax efficiency as a result of a Pre-Acquisition Reorganization or any planning or other steps taken with respect to any anticipated post-closing reorganization and the completion of any Pre-Acquisition Reorganization shall not be a condition to the completion of the Arrangement.

5.2 Access to Information

(a) Subject to compliance with applicable Laws and the terms of any existing Contracts, including any confidentiality obligations, each of the Company and the Parent will, and will cause its respective subsidiaries to, afford to the other and its Representatives, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, continuing access to the Company Data Room or Parent Data Room, as the case may be, and reasonable access, during normal business hours and upon reasonable notice, to its respective businesses, properties, books and records and such other data and information as the other may reasonably request, as well as to their respective management personnel, subject, however, to such access not interfering with the ordinary conduct of its businesses. Subject to compliance with applicable Laws, the terms of any existing Contracts, including any confidentiality obligations, and such requests not materially interfering with the ordinary conduct of the business of the Company and the Company Entities, the Company will also make available to the Purchaser and its Representatives all information reasonably requested by the Purchaser for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of the Company and the Purchaser and its affiliates following completion of the Arrangement. Without limiting the generality of the provisions of the Non-Disclosure Agreement, each of the Parties acknowledges that all information provided to it under this Section 5.2(a), or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby, is subject to the Non-Disclosure Agreement, which will remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Non-Disclosure Agreement, the provisions of this Agreement will supersede those of the Non-Disclosure Agreement but only to the extent of the conflict or inconsistency and all other provisions of the Non-Disclosure Agreement will remain in full force and effect.

(b) Other than as may be required in respect of information requested by Governmental Authorities in connection with obtaining the Required Regulatory Approvals, nothing in this Section 5.2 or in any other provision of this Agreement will require the Company, the Company Entities or the Parent, or its respective subsidiaries, to disclose information if (i) such disclosure would violate a written confidentiality agreement with a third party or customer specific or competitively sensitive information after taking into account the Non-Disclosure Agreement, (ii) in the reasonable good faith judgment of such Party, any applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such properties or information or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege (“Confidential Data”). For greater certainty, until the Effective Time, access to and exchange of Confidential Data as between the Parties will be limited to what is reasonably necessary for the purposes of securing all necessary regulatory approvals, the preparation and settlement of definitive documents and the advancement of the Arrangement and will be limited such that the dissemination of Confidential Data will be confined to the Representatives of the Parties and their counsel who have a need to know such information for such purposes and who agree to respect such confidentiality in their dealings with Confidential Data. For the purpose of this Section 5.2(b), counsel to the Purchaser shall include counsel to the Parent.

5.3 Covenants of the Company Regarding the Arrangement

Subject to the terms and conditions of this Agreement, the Company will perform all obligations required to be performed by the Company under this Agreement, cooperate with the Purchaser and the Parent in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and the other transactions contemplated hereby, including:

(a) publicly announcing the entering into of this Agreement, the support of the Board of Directors of the Arrangement (including the execution of the Lock-Up Agreements by the Locked-Up Shareholders) and the recommendation of the Board of Directors to the Shareholders to vote in favour of the Arrangement Resolution;

(b) using its commercially reasonable efforts to assist the Purchaser and the Parent in, obtaining all Required Regulatory Approvals relating to the Purchaser or the Parent or relating to the Company or any of its subsidiaries which are customarily applied for by a purchaser in transactions of this nature; provided that the Company and/or its subsidiaries will not be required to make any applications of the Purchaser or the Parent under applicable Law, but will rather provide the Purchaser or the Parent with any information regarding the Company required for such applications made by, on behalf of, or jointly with the Purchaser or the Parent;

(c) using its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by the Company or the Company Entities from other parties to any Contracts in order to complete the Arrangement, including, without limitation, the Required Regulatory Approvals; provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with obtaining any waiver, consent or approval from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, none of the Company or any of the Company Entities will be required to pay or commit to pay to such person whose waiver, consent or approval is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation other than such fees or expenses contemplated by the terms of such Contract unless requested by the Purchaser;

(d) applying for and using its commercially reasonable efforts to obtain all Required Regulatory Approvals relating to the Company or any of the Company Entities which are customarily applied for by an offeree and, in doing so, keeping the Purchaser reasonably informed as to the status of the proceedings related to obtaining such Required Regulatory Approvals, including providing the Purchaser with copies of all related applications and notifications (other than, subject to Section 5.2(b), Confidential Data contained in such applications and notifications), in draft form, in order for the Purchaser to provide its reasonable comments thereon, and copies of all notices and correspondence received by the Company from any Governmental Authority with respect thereto;

(e) promptly advising the Purchaser of any requests by a Governmental Authority for any substantive meeting or discussion (whether in person, by telephone or otherwise) in respect of any filing, investigation or inquiry concerning the Arrangement and providing the Purchaser the opportunity to attend or have its Representatives attend and participate thereat (except to the extent that in any such case the Governmental Authority expressly requests that the Purchaser and its Representatives should not be present at the meeting or discussion or part or parts of the meeting or discussion);

(f) not extending or consenting to any extension of any waiting period under applicable Laws or entering into any agreement with any Governmental Authority to not complete the Arrangement, except with the consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); and

(g) defending all lawsuits or other legal, regulatory or other Proceedings against the Company challenging or affecting this Agreement or the completion of the Arrangement.

5.4 Covenants of the Purchaser and the Parent Regarding the Arrangement

Subject to the terms and conditions of this Agreement, each of the Purchaser and the Parent will perform all obligations required to be performed by it under this Agreement, cooperate with the Company in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and the other transactions contemplated hereby, including:

(a) using its commercially reasonable efforts to assist the Company in, obtaining all Required Regulatory Approvals relating to the Purchaser or the Parent or relating to the Company or any of its subsidiaries which are customarily applied for by an offeree in transactions of this nature; provided that the Parent and the Parent Subsidiaries will not be required to make any applications of the Company under applicable Law, but will rather provide the Company with any information regarding the Purchaser, the Parent and the Parent Subsidiaries required for such applications made by, on behalf of, or jointly with the Company;

(b) applying for and using its commercially reasonable efforts to obtain all Required Regulatory Approvals relating to the Purchaser or the Parent or relating to the Company or any of the Company Entities which are customarily applied for by an offeror and, in doing so, keeping the Company reasonably informed as to the status of the proceedings related to obtaining such Required Regulatory Approvals, including providing the Company with copies of all related applications and notifications in draft form (other than, subject to Section 5.2(b), Confidential Data contained in such applications and notifications), in draft form, in order for the Company to provide its reasonable comments thereon, and copies of all notices and correspondence received by the Purchaser or the Parent from any Governmental Authority with respect thereto;

(c) promptly advising the Company of any requests by a Governmental Authority for any substantive meeting or discussion (whether in person, by telephone or otherwise) in respect of any filing, investigation or inquiry concerning the Arrangement and providing the Company the opportunity to attend or have its Representatives attend and participate thereat (except to the extent that in any such case the Governmental Authority expressly requests that the Company and its Representatives should not be present at the meeting or discussion or part or parts of the meeting or discussion);

(d) not extending or consenting to any extension of any waiting period under applicable Laws, except with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed);

(e) defending all lawsuits or other legal, regulatory or other Proceedings against or relating to the Purchaser or the Parent challenging or affecting this Agreement or the completion of the Arrangement; and

(f) forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it and taking all necessary actions to give effect to the transactions contemplated herein and the Plan of Arrangement, including providing the Depositary with sufficient Consideration Shares and funds to pay the aggregate share and cash consideration payable to the Shareholders pursuant to the Plan of Arrangement as contemplated by this Agreement.

5.5 Additional Covenants with Respect to Financing

(a) Without limiting the generality of Section 5.4, the Parent shall and, where appropriate, shall cause the Parent Subsidiaries to use their best efforts to consummate the Acquisition Financing as may be required in order to complete the transactions contemplated by this Agreement. The Parent and/or the Purchaser, as applicable, shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter or any definitive agreements with respect to the Acquisition Financing, and/or substitute other debt financing (“Alternative Financing”) for all or any portion of the Acquisition Financing from the same and/or alternative Acquisition Financing Sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or any definitive agreements with respect to the Acquisition Financing that amends the Acquisition Financing and/or substitution of all or any portion of the Acquisition Financing shall not (A) expand upon the conditions precedent to the Acquisition Financing as set forth in the Commitment Letter or (B) be reasonably expected to prevent or impede or delay the availability of the Acquisition Financing and/or the consummation of the Arrangement and the other transactions contemplated by this Agreement. The Parent and/or the Purchaser, as applicable, shall be permitted to reduce the amount of Acquisition Financing under the Commitment Letter or any definitive agreements with respect to the Acquisition Financing in its reasonable discretion; provided that the Parent and/or Purchaser shall not at any time reduce the amount of Acquisition Financing if the aggregate principal amount available under such Acquisition Financing and Alternative Financing after such proposed reduction, assuming such Acquisition Financing and Alternative Financing is fully funded, is insufficient for the Purchaser to pay at the Effective Time in full the aggregate cash portion of the consideration for Shares and the aggregate amount payable pursuant to the Arrangement in accordance with the terms of the Agreement and the Plan of Arrangement and to pay all related fees and expenses for which the Purchaser or the Parent is responsible under the terms of the Agreement. Subject to obtaining Alternative Financing, the Parent and the Purchaser shall use their best efforts to consummate and obtain the Acquisition Financing on the terms and conditions described in the Commitment Letter. The Parent and the Purchaser shall and, where appropriate, shall cause their respective subsidiaries to refrain from taking, directly or indirectly, any actions that could reasonably be expected to result in any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Acquisition Financing, in each case, that are within the control of the Parent or the Purchaser, or their respective subsidiaries, not being satisfied.

(b) The Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of the Acquisition Financing and shall, in any event, promptly inform the Company if it becomes aware at any time that all or any part of the Acquisition Financing contemplated by the Commitment Letter is reasonably likely to be unavailable to the Parent and/or Purchaser at the Effective Time.

(c) The Company shall, and shall cause each of the Company Entities to, provide and cause its and their respective directors, officers, employees, independent auditors, counsel and other Representatives to provide, to the Parent and the Purchaser all such reasonable and timely cooperation and assistance in connection with the arrangement of the Acquisition Financing as may be reasonably requested by the Parent or the Purchaser or any of the lenders or their affiliates involved in the Acquisition Financing, including but not limited to using its commercially reasonable efforts to participate in meetings, drafting sessions and due diligence sessions with the Lenders, prospective lenders, investors and rating agencies, as applicable, in connection with the Acquisition Financing; provided, however, that such cooperation and assistance may not materially interfere with the conduct of the business of the Company and the Company Entities.

(d) Notwithstanding any other provision of this Agreement, (i) the Parent will not, and will cause the Parent Subsidiaries not to, take any action or omit to take any action which would cause the conditions contained in the Commitment Letter to fail to be satisfied, and (ii) the Parent will, and will cause the Parent Subsidiaries to take all actions to satisfy all of the provisions and conditions set out in the Commitment Letter in advance of the Outside Date.

5.6 Mutual Covenants

Each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a) it will not take or cause to be taken any action which is inconsistent with this Agreement or which would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement other than as contemplated by this Agreement;

(b) the Arrangement will be carried out with the intention that all of the Radiant Shares issued under the Arrangement to Shareholders will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by the Section 3(a)(10) Exemption, and in order to ensure the availability of the Section 3(a)(10) Exemption, the Arrangement will be carried out on the following basis:

(i) the Arrangement will be subject to the approval of the Court;

(ii) the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption based on the Court’s approval of the Arrangement prior to the hearing required to approve the Arrangement;

(iii) the Court will be required to satisfy itself and find, prior to approving the Arrangement, that the Arrangement is fair and reasonable, both procedurally and substantively, to the Shareholders;

(iv) the Parties will ensure that each Shareholder entitled to receive Radiant Shares pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court with respect to the application for the Final Order (the “Final Application”) and provide them with sufficient information necessary for them to exercise that right;

(v) the Interim Order will specify that each Shareholder will have the right to appear before the Court at the Final Application so long as they enter an appearance within a reasonable time; and

(vi) the Final Order shall include a statement substantially to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Radiant Logistics, Inc. pursuant to the Plan of Arrangement”; and The Arrangement is fair and reasonable, both procedurally and substantively, to the Shareholders.”

(c) following the satisfaction or waiver of the conditions to closing contained in Article 8, it will take all actions necessary to expeditiously consummate the Arrangement;

(d) it will give prompt notice to the others of: (i) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the earlier of the Effective Date and the termination of this Agreement; and (ii) any failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(e) it shall deliver to the other Parties, all financial statements, reports regarding accounts payable or receivable or any other information or materials regarding its financial position, as applicable, that such Party provides to any of its lenders promptly following the delivery of such information to the relevant lender(s); and

(f) it will use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Parties’ legal counsel to permit the completion of the Arrangement.

5.7 Options

The Company shall take such actions as are necessary or required to terminate the Stock Option Plan effective as of the Effective Time pursuant to the Plan of Arrangement. Neither the Company nor the Board of Directors shall take any action other than as required by the Stock Option Plan, if any, to facilitate the acceleration of vesting of any unvested Options, or to encourage the exercise of any Options, prior to the Effective Time. The Parent, the Purchaser and the Company each acknowledges and agrees that the Company will elect to forego any deduction under the Tax Act with respect to the cash payments to be made by the Company pursuant to the Plan of Arrangement to holders of Options who are a resident of Canada for purposes of the Tax Act and, to effect the foregoing, the Company will comply with the requirements described in subsection 110(1.1) of the Tax Act. If any Options are exercised between the date hereof and the Effective time, the Company will hold all amounts it receives upon exercise of such Options in a segregated bank account such that the funds will not be used or comingled with the Company’s other funds.

5.8 Indemnification and Insurance

(a) The Company and the Purchaser agree that all rights to indemnification or exculpation now existing in favour of the present and former directors and officers of the Company or of any of the Company Entities or who acts as a fiduciary under any Company Plan or Canadian Plan (each such present or former director or officer of the Company or of any of the Company Entities or fiduciary being herein referred to as an “Indemnified Party” and such persons collectively being referred to as the “Indemnified Parties”) as provided in the constating documents of the Company or any of the Company Entities in effect as of the date of this Agreement or any Contract by which the Company or any of the Company Entities is bound and which is in effect as of the date hereof (including provisions relating to the advancement of expenses incurred in the defense of any action or suit), will survive the completion of the Plan of Arrangement and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for the period contemplated therein.

(b) The Purchaser will, or will cause the Company and the Company Entities to, maintain in effect for six (6) years from the Effective Date customary policies of directors’ and officers’ liability insurance providing protection no less favourable to the protection provided by the policies maintained by the Company and the Company Entities which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, that the Purchaser acknowledges and agrees that prior to the Effective Time, notwithstanding any other provision hereof, the Company may, at its option, purchase prepaid run-off directors’ and officers’ liability insurance on terms substantially similar to the directors’ and officers’ liability policies currently maintained by the Company, but providing coverage for a period of six (6) years from the Effective Date with respect to claims arising from or related to facts or events which occurred on or prior to the Effective Date; provided further, that the Purchaser shall not be required to pay annual premiums in excess of 225% of the current premium paid by the Company and the Company Entities (it being understood and agreed that in the event such directors’ and officers’ liability insurance cannot be obtained for 225% of such last annual premium or less, in the aggregate, the Purchaser shall remain obligated to provide the greatest directors’ and officers’ liability insurance coverage as may be obtained for such amount).

(c) The provisions of this Section 5.8 are and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, executors, administrators and other legal representatives and such rights will be held by the Company, and any successor to the Company (including any Surviving Corporation), in trust for such persons and the Company hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of each Indemnified Party, his or her heirs, executors, administrators and other legal representatives; provided, however, that no approval of any beneficiary of such trust will be required in connection with an amendment or variation of this Section 5.8 prior to the Effective Time.

(d) If the Purchaser, the Company or any of the Company Entities or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, the Purchaser shall ensure that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of the Company or any of the Company Entities) assumes all of the obligations set forth in this Section 5.8.

(e) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ liability insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Entities for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification and other rights provided for in this Section 5.8 are not prior to or in substitution for any such claims under such policies.

5.9 Senior Credit Facility

The Parent covenants and agrees that it shall, upon the Effective Time, provide the Company with all funds necessary to retire the outstanding balances owed under the Senior Credit Facility and the BMOCP Facility, including any interest, fees, penalties or other payments (whether or not included in the Company Transaction Expenses), and the Company covenants and agrees to use its commercially reasonable efforts to retire the balances owed under the Senior Credit Facility and the BMOCP Facility upon the Effective Time using the funds provided by the Parent.

Article 6

ACQUISITION PROPOSALS

6.1 Non-Solicitation

(a) Except as contemplated by this Agreement or to the extent that the Purchaser has otherwise consented to in writing, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.1, neither the Board of Directors nor the Company shall, and the Company shall cause the Company Entities and each of its and their respective Representatives to not, directly or indirectly through any other person:

(i) initiate, solicit, facilitate or encourage (including by way of furnishing or affording access to any non-public information), or take any other action that promotes or facilitates, directly or indirectly, any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or that may be reasonably expected to lead to a potential Acquisition Proposal;

(ii) participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, encourage or otherwise facilitate, any effort or attempt by any other person (other than the Purchaser and its affiliates) to make or complete an Acquisition Proposal;

(iii) withdraw, modify, change or qualify, or publicly propose to withdraw, modify, change or qualify, in a manner adverse to the Purchaser or the Parent, the approval of the Board of Directors of this Agreement, the Arrangement and the recommendation of the Board of Directors that the Shareholders vote in favour of the Arrangement Resolution;

(iv) approve, recommend or remain neutral with respect to, or publicly propose to approve, recommend or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until the fifth Business Day after such Acquisition Proposal has been publicly announced shall not constitute a violation of this Section 6.1(a)(iv)); or

(v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement, arrangement or undertaking related to an Acquisition Proposal.

(b) The Company shall, and shall cause the Company Entities and each of its and their respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any person (other than the Purchaser and its affiliates) conducted heretofore by the Company or the Company Entities, or any of its or their respective Representatives, with respect to any Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal and, in connection therewith, the Company will immediately discontinue access to any person (other than the Purchaser and its affiliates) to any data room (virtual or otherwise). The Company agrees not to release any third party from any standstill agreement to which it is a party unless such party has made an Acquisition Proposal that the Board of Directors, after consultation with its financial advisors and outside legal counsel, has determined in good faith would be reasonably likely to result in a Superior Proposal. Within three Business Days from the date hereof, the Company shall request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company relating to any potential Acquisition Proposal.

(c) The Company shall promptly (and, in any event, within 48 hours of receipt by the Company) notify the Purchaser, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal, or which could reasonably be expected to lead to an Acquisition Proposal, in each case, received after the date hereof, of which any of its Representatives is or becomes aware, or any request received by the Company or any of its Representatives for non-public information relating to the Company or any of the Company Entities in connection with an Acquisition Proposal or for access to the properties, books and records or a list of securityholders of the Company or any of the Company Entities in connection with an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of such Acquisition Proposal or proposal, inquiry, offer or request. At the Purchaser’s reasonable request, the Company will keep the Purchaser promptly and fully informed of the status, including any change to the material terms and conditions, of any such Acquisition Proposal, proposal, inquiry, offer or request.

(d) Notwithstanding the foregoing part of this Section 6.1 or any other provision of this Agreement, following receipt by the Company of any proposal, inquiry, offer or request (or any amendment thereto) that is not an Acquisition Proposal but which the Company reasonably believes could lead to an Acquisition Proposal, the Company may respond to the proponent to advise it that, in accordance with this Agreement, the Company can only enter into discussions or negotiations with a party regarding an Acquisition Proposal in accordance with Section 6.2.

6.2 Right to Match

(a) Notwithstanding Section 6.1 or any other provision of this Agreement, if after the date hereof the Company or any of the Company Entities, or any of its or their respective Representatives, receives a written Acquisition Proposal (including, for greater certainty, an amendment, change or modification to an Acquisition Proposal made prior to the date hereof) that did not result from a breach of Section 6.1 by the Company or the Company Entities, the Company and its Representatives may:

(i) contact the person making such Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal; and

(ii) if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal and that the failure to take the relevant action would conflict with its fiduciary duties, the Company, the Company Entities and their Representatives may:

A. furnish information with respect to the Company and the Company Entities to the person making such Acquisition Proposal and its Representatives provided that (1) the Company first enters into a confidentiality agreement with such person that is no less favourable to the Company than the Non-Disclosure Agreement, and sends a copy of such agreement to the Purchaser promptly following its execution, and (2) the Company promptly provides to the Purchaser any material non-public information concerning the Company or the Company Entities that is provided to such person which was not previously provided to the Purchaser, the Parent or their respective Representatives; and

B. engage in discussions and negotiations with respect to the Acquisition Proposal with the person making such Acquisition Proposal and its Representatives.

(b) Notwithstanding Section 6.1 or any other provision of this Agreement, the Company may, at any time after the date of this Agreement and prior to the Company Meeting, terminate this Agreement and accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (with the exception of a confidentiality and standstill agreement described in Section 6.2, the execution of which shall not be subject to the conditions of this Section 6.2 (b)) if and only if:

(i) such Acquisition Proposal did not result from a breach of Section 6.1 and the Company has complied with the other terms of this Section 6.2;

(ii) the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take the relevant action would be inconsistent with its fiduciary duties;

(iii) the Company has (A) given written notice to the Purchaser of the determination of the Board of Directors that such Acquisition Proposal constitutes a Superior Proposal and that the Board of Directors intends to withdraw, modify, qualify or change in a manner adverse to the Purchaser or the Parent its approval or recommendation of the Arrangement (including the recommendation that the Shareholders vote in favour of the Arrangement Resolution) (the “Superior Proposal Notice”) and (B) provided the Purchaser with a copy of the document containing such Acquisition Proposal (together, if applicable, with a summary of the value that the Board of Directors has, after consultation with its financial advisors and outside legal counsel, determined should be ascribed to any non-cash consideration included in such Acquisition Proposal);

(iv) a period of least five full Business Days (such five Business Day Period, the “Right to Match Period”) shall have elapsed from the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received a copy of the documents referred to in clause (B) of Section 6.2(b)(iii), it being understood that the Right to Match Period shall expire at 12:00 p.m. (Toronto time) at the end of the fifth full Business Day following such later date;

(v) if the Purchaser and the Parent have offered to amend the terms of this Agreement and the Arrangement during the Right to Match Period pursuant to Section 6.2(c), the Board of Directors has determined, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to be a Superior Proposal when assessed against this Agreement and the Arrangement as they are proposed to be amended as at the termination of the Right to Match Period; and

(vi) the Company terminates this Agreement pursuant to Section 7.1(d)(i) and pays the Termination Payment pursuant to Section 7.2(e)(iii).

(c) During the Right to Match Period, the Purchaser and the Parent will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement. The Company agrees that, if requested by the Purchaser, it will negotiate with the Purchaser and the Parent in good faith to make such amendments to the terms of this Agreement and the Arrangement as would enable it to proceed with the transactions contemplated hereby on such amended terms. The Board of Directors will review in good faith any such offer made by the Purchaser and the Parent to amend the terms of this Agreement and the Arrangement in order to determine, as part of exercising its fiduciary duties, and in consultation with its financial advisors and outside legal counsel, whether such offer to amend the terms of this Agreement and the Arrangement would, upon its acceptance, result in the applicable Acquisition Proposal ceasing to be a Superior Proposal when assessed against this Agreement and the Arrangement as they are proposed to be amended as at the termination of the Right to Match Period. If the Board of Directors determines that the applicable Acquisition Proposal would cease to be a Superior Proposal when assessed against this Agreement and the Arrangement as they are proposed to be amended as at the termination of the Right to Match Period, the Company will forthwith so advise the Purchaser and the Parent and will promptly thereafter accept the offer by the Purchaser and the Parent to amend the terms of this Agreement and the Arrangement and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing.

(d) The Board of Directors shall reaffirm its recommendation in favour of the Arrangement by news release promptly after (A) any Acquisition Proposal that the Board of Directors determines not to be a Superior Proposal is publicly announced or made or (B) the Board of Directors determines that an Acquisition Proposal which previously constituted a Superior Proposal would cease to be a Superior Proposal when assessed against this Agreement and the Arrangement as they are proposed to be amended as at the termination of the Right to Match Period. The Purchaser shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Board of Directors has determined that the applicable Acquisition Proposal is not a Superior Proposal.

(e) Each successive material amendment, change or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders or other material terms and conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 6.2 and shall result in the commencement of a new Right to Match Period from the date specified in Section 6.2(b)(iv) with respect to such new Acquisition Proposal. If the Company provides the Purchaser with a Superior Proposal Notice on a date that is less than five Business Days prior to the Company Meeting, the Company shall adjourn the Company Meeting to a date that is not later than the tenth Business Day following the first day of the Right to Match Period. The Company shall not be under any obligation to hold the Company Meeting following the termination of this Agreement.

(f) The Company shall ensure that each of the Company Entities, and each of its and their respective Representatives, is aware of the provisions of Section 6.1 and this Section 6.2 and the Company shall be responsible for any breach of Section 6.1 or this Section 6.2 by such persons.

Article 7

TERMINATION

7.1 Termination

(a) Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Company and the Purchaser.

(b) Termination by either the Company or the Parent. This Agreement may be terminated by either the Company or the Parent at any time prior to the Effective Time:

(i) if any condition precedent to its obligations has not been satisfied on or before the Outside Date, except that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to (i) the Purchaser if the Purchaser’s and/or the Parent’s failure to fulfill any of its obligations has been the cause of or resulted in, the failure of such condition to be satisfied by such date, or (ii) the Company if the Company’s failure to fulfill any of its obligations has been the cause of or resulted in, the failure of such condition to be satisfied by such date;

(ii) if the Company Meeting is held and the Arrangement Resolution is not approved by the Shareholders in accordance with applicable Laws and the Interim Order;

(iii) if any Law makes the completion of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable; or

(iv) notwithstanding any other provision of this Agreement, including for greater certainty Section 7.4, if the Acquisition Financing or any Alternative Financing is not available to complete the Arrangement in sufficient amounts to effect payment of the aggregate consideration payable by the Purchaser under the Plan of Arrangement, Company Transaction Expense and Purchaser Transaction Expenses; provided however, that the Company cannot terminate the Agreement pursuant to this Section 7.1(b)(iv) if the required Acquisition Financing or required Alternative Financing is not available as a result of: (i) the Company not complying in all material respects with its obligations, covenants and agreements in this Agreement, (ii) the Company having breached a representation or warranty resulting in, or that would reasonably be expected to result in, a Material Adverse Effect on the Company; or (iii) any Lender’s determination not to provide financing principally as a result of such Lender’s determination that there has been a Material Adverse Effect in respect of the Company. The Parties acknowledge that: (i) the Parent may exercise its right to terminate, subject to Section 7.2, the Agreement pursuant to this Section 7.1(b)(iv) at any time following the date hereof, and (ii) the Company may exercise its right to terminate the Agreement pursuant to this Section 7.1(b)(iv) on the date that is one Business Day immediately prior to the Outside Date.

(c) Termination by the Parent. This Agreement may be terminated by the Parent at any time prior to the Effective Time if:

(i) (A) the Board of Directors fails to publicly make a recommendation that the Shareholders vote in favour of the Arrangement Resolution or withdraws, modifies, changes or qualifies in a manner adverse to the Purchaser and the Parent its approval or recommendation of the Arrangement, (B) the Purchaser requests that the Board of Directors reaffirm its recommendation that the Shareholders vote in favour of the Arrangement Resolution and the Board of Directors shall not have done so within six Business Days following receipt of such request, (C) the Board of Directors accepts, approves, endorses or recommends any Acquisition Proposal (other than a proposal from the Parent or its affiliates), (D) the Company enters into an agreement in respect of any Acquisition Proposal other than with the Parent or its affiliates (with the exception of a confidentiality and standstill agreement described in Section 6.2 or (E) the Company or the Board of Directors publicly proposes or announces its intention to do any of the foregoing (each of the foregoing, a “Change of Recommendation”); or

(ii) The Company breaches Section 6.1(a) or Section 2.2(c); or

(iii) subject to compliance with Section 7.4, the Company breaches any of its representations or warranties contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied, provided, however, that the Purchaser and/or the Parent is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied; or

(iv) subject to compliance with Section 7.4, the Company breaches any of its covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied, provided, however, that the Purchaser and/or the Parent is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied.

(d) Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(i) in order to enter into a written agreement with respect to a Superior Proposal, subject to compliance with Section 6.2 and the payment of the Termination Fee pursuant to Section 7.2(e)(iii);

(ii) subject to compliance with Section 7.4, if the Purchaser or the Parent breaches any of its representations or warranties contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied, provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied;

(iii) subject to compliance with Section 7.4, if the Purchaser or the Parent breaches any of its covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied, provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied; or

(iv) if the Parent has been unable to obtain approval, if required, of the Radiant Shares to be issued pursuant to Section 3.1(c) of the Plan of Arrangement for listing on the NYSE MKT, subject to the satisfaction of the customary listing conditions of the NYSE MKT by the Outside Date or has advised the Company in writing that it will not be able to obtain such approval on or before the Outside Date.

7.2 Termination Fee; Expense Reimbursement

(a) If a Termination Fee Event occurs, the Company shall pay to the Purchaser a termination fee of Three Million Six Hundred Thousand Dollars (US$3,600,000) together with all of the Purchaser’s costs and expenses incurred in connection with this Agreement up to the date of termination to a maximum of One Million Dollars (US$1,000,000) (the “Termination Fee”) by wire transfer in immediately available funds to an account specified by the Purchaser. The Termination Fee shall in each case be payable at the time specified in Section 7.2(e).

(b) If this Agreement is terminated by the Purchaser pursuant to Section 7.1(c)(iv), then the Company shall, within two Business Days following the date of termination, reimburse the Purchaser for all of the Purchaser Transaction Expenses up to One Million Dollars (US$1,000,000) by wire transfer in immediately available funds to an account specified by the Purchaser.

(c) If this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii), then Parent shall, within two Business Days following the date of termination, reimburse the Company for all of the Company Transaction Expenses up to One Million Dollars (US$1,000,000) by wire transfer in immediately available funds to an account specified by the Company.

(d) If this Agreement is terminated by the Company pursuant to Section 7.1(b)(iv), then the Parent shall, within two Business Days following the relevant date, reimburse the Company for all of the Company Transaction Expenses up to One Million Dollars (US$1,000,000) by wire transfer in immediately available funds to an account specified by the Company.

(e) If this Agreement is terminated by the Parent pursuant to Section 7.1(b)(iv), then the Parent shall, within two Business Days following the relevant date, reimburse the Company for all of the Company Transaction Expenses up to One Million Dollars (US$1,000,000) by wire transfer in immediately available funds to an account specified by the Company, provided, however, that the Parent shall not be required to make any payment pursuant to this Section 7.2(e) if on the date of such termination pursuant to Section 7.1(b)(iv) the Company would not have been in a position to terminate the Agreement pursuant to Section 7.1(b)(iv), treating such date as if such date was the Business Day immediately prior to the Outside Date for such purpose.

(f) “Termination Fee Event” means:

(i) the termination of this Agreement by either the Company or the Purchaser pursuant to Section 7.1(b)(ii), if (A) an Acquisition Proposal shall have been made public or proposed publicly to the Company or the Shareholders after the date hereof and prior to the Company Meeting and (B) the Company or one or more of the Company Entities shall have (x) closed the transaction contemplated by any Acquisition Proposal within one year after this Agreement is terminated or (y) entered into a binding agreement in respect of any Acquisition Proposal within one year after this Agreement is terminated, which Acquisition Proposal, as it may be modified or amended, is subsequently completed (whether before or after the expiry of such one-year period), in which case the Termination Fee shall be paid on or prior to the date on which such Acquisition Proposal is completed;

(ii) the termination of this Agreement by the Purchaser pursuant to Section 7.1(c)(i) or 7.1(c)(ii) in which case the Termination Fee shall be paid within two Business Days following the Termination Fee Event; or

(iii) the termination of this Agreement by the Company pursuant to Section 7.1(d)(i), in which case the Termination Fee shall be paid prior to or concurrent with the Termination Fee Event.

(g) Each of the Parties acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated in this Agreement and that without these agreements the other Parties would not enter into this Agreement. Accordingly, if either the Company or the Parent fails to timely pay any amount due pursuant to this Section 7.2 and, in order to obtain the payment, the other Party commences a suit which results in a judgment against the Company or the Parent, as applicable, for the payment set forth in this Section 7.2, the non-paying Party shall pay the other Party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate of the Royal Bank of Canada in effect on the date such payment was required to be made to and including the date on which such payment was actually received.

(h) Each Party acknowledges that all of the payment amounts set out in this Section 7.2 are payments of liquidated damages which are a genuine pre-estimate of the damages which the Party will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive.

(i) The Parties agree that the payment of an amount pursuant to this Section 7.2 in the manner provided therein is the sole and exclusive remedy of the Parties in respect of the event giving rise to such payment other than as set forth in Section 9.15 and/or the right to injunctive relief to restrain the breach or threatened breach of the covenants or agreements set forth in the Non-Disclosure Agreement; provided, however, that nothing contained in this Section 7.2, and no payment of any such amount, shall relieve or have the effect of relieving a Party in any way from liability for damages incurred or suffered by the other Party as a result of an intentional or wilful breach of this Agreement.

7.3 Void upon Termination

If this Agreement is terminated in accordance with Section 7.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder, except that the provisions of this Section 7.3, Section 5.1 (to the extent it relates to the Purchaser’s obligations), Section 5.2, Section 7.2 and Article 9 (other than Section 9.6, Section 9.9 and Section 9.10) shall survive any termination hereof in accordance with Section 7.1, provided, however, that neither the termination of this Agreement nor anything contained in Section 7.2 or this Section 7.3 will relieve any Party from any liability for any intentional or wilful breach by it of this Agreement, including any intentional or wilful making of a misrepresentation in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Non-Disclosure Agreement shall survive any termination hereof in accordance with Section 7.1.

7.4 Notice and Cure Provisions

If either the Company, on the one hand, or the Purchaser or the Parent, on the other hand, determines at any time prior to the Effective Time that it intends to refuse to complete the transactions contemplated hereby because of any unfilled or unperformed condition contained in this Agreement or any untrue representation and warranty contained in this Agreement, such Party will so notify the other Parties forthwith upon making such determination in order that the other Parties will have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition or curing such untrue representation and warranty within a reasonable period of time, but in no event later than the Outside Date. Neither the Company, on the one hand, nor the Purchaser or the Parent, on the other hand, may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Article 8 or exercise any termination right arising therefrom and no payments will be payable as a result of such election pursuant to Section 7.2 unless forthwith, and in any event prior to the Effective Time, the Party intending to rely thereon has given a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party giving such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is given, provided that the other Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Party giving such notice may not terminate this Agreement as a result thereof until the earlier of the Outside Date and the expiration of a period of 15 Business Days from such notice. If such notice has been given prior to the date of the Company Meeting, such meeting, unless the Parties otherwise agree, will be postponed or adjourned until the expiry of such period (without such postponement or adjournment causing any breach of any other provision contained herein). Notwithstanding the foregoing, the update by a Party to the items in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall not cure any breach of a representation or warranty occurring as of the execution date of this Agreement.

7.5 No Recourse to Acquisition Financing Sources

Subject to the rights of the parties to the Commitment Letter under the terms thereof, none of the parties hereto, nor or any of their respective affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Acquisition Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Acquisition Financing. The Acquisition Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Acquisition Financing, whether at law or equity, in contract, in tort or otherwise. The provisions of this Section 7.5 are and are intended to be for the benefit of, and will be enforceable by, each Acquisition Financing Source, its affiliates, and their respective successors and assigns.

Article 8

CONDITIONS PRECEDENT

8.1 Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, or mutual waiver by the Purchaser and the Company, on or before the Effective Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by the Purchaser and the Company at any time:

(a) the Arrangement Resolution will have been approved by the Shareholders at the Company Meeting in accordance with the Interim Order and applicable Laws;

(b) each of the Interim Order and Final Order will have been obtained in form and substance satisfactory to each of the Company and the Purchaser, each acting reasonably, and will not have been set aside or modified in any manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise;

(c) the Required Regulatory Approvals will have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated;

(d) no Law will have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding will otherwise have been taken under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent) that makes the Arrangement illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Arrangement as contemplated herein; and

(e) this Agreement will not have been terminated in accordance with its terms.

8.2 Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement will be subject to the satisfaction, as applicable, or waiver by the Company, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a) each of the Purchaser and the Parent will have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;

(b) the representations and warranties made by each of the Parent and the Purchaser in this Agreement shall be true and correct, when made and on and as of the completion of the Arrangement with the same force and effect as if they had been made at the completion of the Arrangement (except to the extent such representations and warranties speak as of an earlier date or are affected by transactions contemplated or permitted by this Agreement) except where the failure of such representations and warranties to be true and correct (read as though such representations and warranties omit exceptions for failures that do not have or result in a Material Adverse Effect), individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Effect in respect of the Purchaser, the Parent and/or the Parent Subsidiaries;

(c) from the date hereof until the Effective Time, there will not have occurred a Material Adverse Effect on the Parent or the Parent Subsidiaries or any event, occurrence, circumstance or development that would reasonably be expected to have a Material Adverse Effect on the Parent of the Parent Subsidiaries;

(d) the Company will have received a certificate of the Parent signed by a senior officer of the Parent for and on behalf of the Parent and without personal liability and dated the Effective Date certifying that the conditions set out in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;

(e) the Company will have received certified copies of resolutions duly passed by the board of directors of the Parent (acting for itself and on behalf of the Purchaser) approving this Agreement and the completion of the transactions contemplated hereby;

(f) the Purchaser or the Parent will have deposited, or caused to be deposited with the Depositary, sufficient funds to effect payment in full of the aggregate cash consideration payable by the Purchaser under the Plan of Arrangement; and

(g) the Radiant Shares to be issued pursuant to Section 3.1(c) of the Plan of Arrangement shall have been approved for listing on the NYSE MKT, subject only to the satisfaction of the customary listing conditions of the NYSE MKT.

8.3 Additional Conditions Precedent to the Obligations of the Purchaser and the Parent

The obligation of the Purchaser and the Parent to complete the Arrangement will be subject to the satisfaction, or waiver by the Purchaser, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Purchaser and the Parent and which may be waived by the Purchaser at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Purchaser and the Parent may have:

(a) the Company will have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;

(b) the representations and warranties made by the Company in this Agreement shall be true and correct, when made and on and as of the completion of the Arrangement with the same force and effect as if they had been made at the completion of the Arrangement (except to the extent such representations and warranties speak as of an earlier date or are affected by transactions contemplated or permitted by this Agreement) except where the failure of such representations and warranties to be true and correct (read as though such representations and warranties omit exceptions for failures that do not have or result in a Material Adverse Effect), individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Effect in respect of the Company;

(c) the aggregate number of Common Shares held, directly or indirectly, by the Shareholders who have properly exercised Dissent Rights in connection with the Arrangement shall not exceed 5% of the outstanding Common Shares;

(d) from the date hereof until the Effective Time, there will not have occurred a Material Adverse Effect on the Company or any event, occurrence, circumstance or development that would reasonably be expected to have a Material Adverse Effect on the Company;

(e) the Purchaser will have received a certificate of the Company signed by a senior officer of the Company for and on behalf of the Company and without personal liability and dated the Effective Date certifying that the conditions set out in Section 8.3(a), Section 8.3(b), Section 8.3(c) and Section 8.3(d) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;

(f) the Purchaser will have received certified copies of resolutions duly passed by the Board of Directors approving this Agreement and the completion of the transactions contemplated hereby;

(g) Doug Tozer will have executed an assignment in form satisfactory to the Purchaser assigning to Parent or its nominee, as of the Effective Time, all of his right, title and interest in the trademarks identified in the Trade-Mark License Agreement dated June 15, 2006 (the “Trade-Mark License”), and the Trade-Mark License shall have been terminated in writing; and

(h) the termination agreements executed by the Company Founders simultaneously with the execution of this Agreement pursuant to which, as of the Effective Time, the employment and consulting agreements of the Company Founders will terminate and the Company Founders agreed to waive any rights or entitlements to severance, shall be in full force and effect and none of the Company Founders shall have terminated, retracted or breached such termination agreements.

Article 9

GENERAL

9.1 Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

(a)	if to the Purchaser and/or the Parent as follows:

Radiant Logistics, Inc.

405 114th Avenue, S.E.

Bellevue, WA 98004-6475

Attention: Bohn H. Crain, CEO

Facsimile No.: (425) 943-4540

E-mail: bhcrain@radiantdelivers.com

with a copy (which will not constitute notice) to:

Fox Rothschild LLP

2000 Market Street, 20th Floor

Philadelphia, PA 19103

Attention: Stephen M. Cohen, Esquire

Facsimile No.: (215) 299-2150

E-mail: smcohen@foxrothschild.com

(b)	if to the Company:

Wheels Group Inc.

5090 Orbitor Drive

Mississauga, ON L4W 5B5 Canada

Attention: Dr. Philip Tabbiner, Chairman

Facsimile No.: 905-602-2715

E-mail: drpstabbiner@aol.com

with a copy (which will not constitute notice) to:

Bennett Jones LLP

Suite 3400

One First Canadian Place

P.O. Box 130

Toronto, Ontario M5X 1A4

Attention: James Clare, Esquire

Facsimile No.: (416) 863-1716

E-mail: clarej@bennettjones.com

or to such other street address, individual or electronic communication number or address as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.2 Expenses

Except as otherwise specified herein, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred.

9.3 No Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.

9.4 Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.

9.5 Time of Essence

Time is of the essence of this Agreement.

9.6 Public Announcements

The initial press release with respect to the Arrangement, this Agreement and the other transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, none of the Parties shall, without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Arrangement, this Agreement and the other transactions contemplated hereby unless required to do so by Governmental Authorities or applicable Law. The Company shall not make any filing with any Governmental Authority with respect to the Arrangement or the transactions contemplated hereby without prior consultation with the Purchaser, and the Purchaser shall not make any filing with any Governmental Authority with respect to the Arrangement or the transactions contemplated hereby without prior consultation with the Company, provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing, and provided further, however, that, except as otherwise required pursuant to this Agreement, the Company shall have no obligation to obtain the consent of or consult with the Purchaser prior to any press release, public statement, disclosure or filing by the Company with regard to an Acquisition Proposal or a Change of Recommendation.

9.7 Governing Law; Service of Process; Waiver of Jury Trial

(a) This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement or the Arrangement.

(b) Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such person at its address set forth in Section 9.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.

(c) Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated by this Agreement.

9.8 Entire Agreement

This Agreement, the Non-Disclosure Agreement, the Company Disclosure Letter and the Parent Disclosure Letter along with all other documents delivered pursuant thereto collectively constitute the entire agreement between the Parties with respect to the subject matter thereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement and the Non-Disclosure Agreement.

9.9 Third Party Beneficiaries

Except for the right of the Indemnified Parties to enforce the provisions of Section 5.8 and of the Acquisition Financing Sources to enforce the provisions of Sections 7.5 and 9.10(c), only, this Agreement is not intended to confer any rights or remedies upon any other person.

9.10 Amendment

(a) This Agreement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Shareholders, and any such amendment may, without limitation:

(i) change the time for performance of any of the obligations or acts of the Parties;

(ii) waive any inaccuracies or modify any representation, warranty, term or provision contained herein or in any document delivered pursuant hereto; or

(iii) waive compliance with or modify any of the conditions precedent referred to in Article 8 or any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties, provided, however, that no such amendment may reduce or materially affect the consideration to be received by the Shareholders under the Arrangement without their approval at the Company Meeting or, following the Company Meeting, without their approval given in the same manner as required by applicable Laws for the approval of the Arrangement as may be required by the Court.

(b) Notwithstanding the foregoing, this Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the Parties in Section 7 and Section 8 shall remain unaffected.

(c) Notwithstanding the foregoing, the provisions of Sections 7.5, 9.9, and this 9.10(c) may be amended only with the prior written consent of each of the Acquisition Financing Sources.

9.11 Waiver and Modifications

Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfillment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

9.12 Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner that results in a Material Adverse Effect on the Company or the Parent, or both, or would prevent or significantly impede or materially delay the completion of the Arrangement.

9.13 Mutual Interest

Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the Parties, all Parties confirm that they and their respective counsel have reviewed and negotiated this Agreement and that the Parties have adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and the Parties waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document and agree that no rule of construction providing that a provision is to be interpreted in favour of the person who contracted the obligation and against the person who stipulated it will be applied against any Party.

9.14 Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

9.15 Specific Performance

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties will be entitled to a specific performance or an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived. Notwithstanding the foregoing, in no event shall the Company be entitled to (i) enforce or seek to enforce specifically the obligation of the Purchaser or the Parent to proceed with the consummation of the Arrangement if the Acquisition Financing or any Alternative Financing is not, or will not be, available at the Effective Time or (ii) obtain an order of specific performance to cause any Acquisition Financing Source to consummate the Acquisition Financing.

9.16 No Personal Liability

(a) No director, officer or employee of the Purchaser or the Parent will have any personal liability to the Company under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Purchaser or the Parent.

(b) No director, officer or employee of the Company will have any personal liability to the Purchaser or the Parent under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Company.

9.17 Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

[the remainder of this page is left intentionally blank — signature page follows]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RADIANT LOGISTICS, INC.

By:	/s/ Bohn H. Crain
Name: Bohn H. Crain
Title: Chairman and Chief Executive Officer

Radiant Global Logistics ULC

By:	/s/ Bohn H. Crain
Name: Bohn H. Crain
Title: Chief Executive Officer

WHEELS GROUP INC.

By:	/s/ Douglas Tozer
Name: Douglas Tozer
Title: Chief Executive Officer

SCHEDULE A

FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

UNDER THE PROVISIONS OF SECTION 182

OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

Article 1

INTERPRETATION

Section 1.1 Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context clearly inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(a)	“Actual Share Election Percentage” has the meaning ascribed thereto in Section 3.3(c);
(b)	“Actual Share Minimum Election Percentage” has the meaning ascribedd thereto in Section 3.3(d);
(c)

“Arrangement” means the arrangement under Section 182 of the OBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 9.10 of the Arrangement Agreement or Article 6 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

(d)

“Arrangement Agreement” means the agreement made as of January 20, 2015 between the Company, the Purchaser and the Parent, including the schedules thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

(e)	“Arrangement Resolution” means the special resolution to be considered and, if deemed advisable, passed by the Shareholders at the Company Meeting to approve the Arrangement;
(f)

“Articles of Arrangement” means the articles of arrangement of the Company to be filed with the Director pursuant to Section 183(1) of the OBCA after the Final Order is made, which shall be in form and content satisfactory to the Company and the Purchaser, each acting reasonably;

(g)	“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Toronto, Ontario or New York City, New York are closed for business;
(h)	“Cash Consideration” means $0.77 in cash in respect of each Common Share;
(i)	“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director with respect to the Articles of Arrangement pursuant to Subsection 183(2) of the OBCA;
(j)

“Combined Consideration” means, in respect of each Common Share transferred to the Purchaser pursuant to Section 3.1(c)(i), the combination of cash and/or Share Consideration elected or deemed to be elected in respect of such Common Share by the holder thereof pursuant to Section 3.2; provided, however, that the value of the Combined Consideration shall be equal to the value of the Total Per Common Share Consideration;

(k)	“Common Shares” means the common shares in the capital of the Company;
(l)	“Company” means Wheels Group Inc., a corporation existing under the laws of the Province of Ontario;
(m)

“Company Meeting” means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if deemed advisable, to approve the Arrangement Resolution;

(n)	“Court” means the Ontario Superior Court of Justice (Commercial List) or other court with jurisdiction to consider and issue the Interim Order and the Final Order;
(o)	“Deemed Minimum Share Election Percentage” has the meaning ascribed thereto in Section 3.3(d);
(p)	“Deemed Share Election Percentage” has the meaning ascribed thereto in Section 3.3(c);
(q)	“Depositary” means Equity Financial Trust Company;
(r)	“Director” means the Director appointed pursuant to the OBCA;
(s)	“Dissent Rights” has the meaning ascribed thereto in Section 4.1;
(t)

“Dissenting Shareholder” means a registered holder of Common Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(u)	“Dissenting Shares” means the Common Shares held by Dissenting Shareholders in respect of which such Dissenting Shareholders have given Notice of Dissent;

(v)	“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;
(w)	“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date or at such other time on the Effective Date as the Purchaser and the Company may agree in writing;
(x)

“Election Deadline” means 48 hours prior to the time that the Company Meeting (or any adjournment or postponement thereof) is scheduled to commence or, if such date is not a Business Day, 5 p.m. (Toronto time) on the immediately preceeding Business Day;

(y)	“Expense Reimbursement Agreement” means the agreement providing for the payment of certain expenses of the Company as contemplated in the Arrangement Agreement;
(z)	“Expense Reimbursement Amount” means the amount of the payment to be made by certain individuals to the Company in accordance with the Expense Reimbursement Agreement;
(aa)

“Final Order” means the order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement under Subsection 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

(bb)

“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including any stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing;

(cc)

“holder” means, when used with reference to any securities of the Company, the holder of such securities shown from time to time in the central securities register maintained by or on behalf of the Company in respect of such securities;

(dd)

“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, to be issued following the application therefor contemplated by Section 2.2(a) of the Arrangement Agreement providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of both the Company and the Purchaser, each acting reasonably;

(ee)	“Letter of Transmittal and Election Form” means the letter of transmittal and election form to be delivered by the Shareholders to the Depositary as described therein;
(ff)

“Liens” means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, option, right of first offer or first refusal or other charge or encumbrance of any kind and adverse claim;

(gg)	“Lock-Up Agreements” has the meaning ascribed thereto in the Arrangement Agreement;
(hh)	“Locked-Up Shareholders” means each Shareholder that is a party to the Lock-Up Agreements;
(ii)	“Maximum Share Amount” has the meaning ascribed thereto in Section 3.3(b);
(jj)	“Minimum Share Amount” has the meaning ascribed thereto in Section 3.3(b);
(kk)	“Minority Shareholders” means, collectively, all of the Shareholders other than the Locked-Up Shareholders;
(ll)	“Minority Shareholder Priority Election” has the meaning ascribed thereto in Section 3.2;
(mm)

“Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of Common Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;

(nn)	“NYSE MKT” means the NYSE MKT LLC;
(oo)	“OBCA” means the Business Corporations Act (Ontario) and all regulations made thereunder, as promulgated or amended from time to time;
(pp)	“Option Consideration” means, in respect of each Option, a cash amount equal to the amount, if any, by which the Total Per Common Share Consideration exceeds the exercise price of such Option;
(qq)	“Optionholder” means a holder of one or more Options;
(rr)	“Options” means, at any time, options to acquire Common Shares granted pursuant to the Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested;

(ss)	“Parent” means Radiant Group, Inc., a corporation existing under the laws of the State of Delaware;
(tt)	“Parties” means, collectively, the Company, the Parent and the Purchaser;
(uu)

“Plan of Arrangement” means this plan of arrangement, including any appendices hereto, and any amendments, modifications or supplements hereto made from time to time in accordance with the terms hereof or made at the direction of the Court in the Final Order;

(vv)	“Purchaser” means Radiant Global Logistics ULC, an unlimited liability company existing under the laws of British Columbia;
(ww)	“Purchase Plan” means the Employee Stock Purchase Plan of the Company dated effective as of July 1, 2014;
(xx)	“Radiant Shares” means shares of common stock in the capital of the Parent, par value US$0.001 per share;
(yy)	“Share Consideration” means 0.151384 Radiant Shares, which for purposes of this Plan of Arrangement shall have a deemed value of $0.77;
(zz)	“Shareholder” means a holder of one or more Common Shares;
(aaa)	“Stock Option Plan” means the Stock Option Plan of the Company effective as of December 31, 2011;
(bbb)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as may be amended from time to time;
(ccc)	“Total Per Common Share Consideration” means $0.77.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the OBCA unless the context otherwise clearly requires.

Section 1.2 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

Section 1.3 Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa; words imparting any gender shall include all genders and the neuter gender; and words imparting persons shall include individuals, partnerships, limited liability companies, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities.

Section 1.4 Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5 Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal and Election Form refer to the local time of the Company (being the time in Toronto, Ontario) unless otherwise stipulated herein or therein.

Section 1.6 Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

Section 1.7 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars. All references in this Plan of Arrangement to sums of money expressed in lawful money of the United States refers to “US$”.

Article 2

EFFECT OF THE ARRANGEMENT

Section 2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in Section 182 of the OBCA.

Section 2.2 Binding Effect

This Plan of Arrangement will become effective commencing at the Effective Time and shall be binding upon the Purchaser, the Parent, the Company, the Shareholders and the Optionholders.

Section 2.3 Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.

Article 3

ARRANGEMENT

Section 3.1 The Arrangement

Commencing at the Effective Time, each of the events set out below shall occur and be deemed to occur in the following sequence, in each case without any further authorization, act or formality on the part of any person:

(a)	at the Effective Time:
(i)

each Option granted and outstanding immediately prior to the Effective Time will be and be deemed to be transferred by the holder thereof to the Company (free and clear of any Liens) in exchange for a cash payment from the Company equal to the Option Consideration (if any) in respect of such Option;

(ii)

with respect to each Option, the holder thereof will cease to be the holder thereof or to have any rights as a holder in respect of such Option or under the Stock Option Plan and the name of the holder thereof will be removed from the applicable securities register of the Company with respect to such Option;

(iii)	the Stock Option Plan shall be terminated;
(iv)	the Purchase Plan shall be terminated; and
(v)	the Expense Reimbursement Amount shall be paid to the Company in accordance with the Expense Reimbursement Agreement;
(b)	immediately after the steps in Section 3.1(a) occur:
(i)

each Dissenting Share held by a Dissenting Shareholder who is ultimately determined to be entitled to be paid the fair value of the Dissenting Shares in respect of which such Dissenting Shareholder has exercised Dissent Rights shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser (free and clear of any Liens) and such Dissenting Shareholder will cease to be the holder thereof or to have any rights as a holder in respect of such Dissenting Share other than the right to be paid the fair value of such Dissenting Share determined and payable in accordance with Article 4; and

(ii)

at the same times as the step in Section 3.1(b)(i) occurs, legal and beneficial title to each such Dissenting Share will vest in the Purchaser, and the Purchaser shall be, and shall be deemed to be, the transferee and legal and beneficial owner of such Dissenting Share (free and clear of any Liens) and will be entered in the central securities register of the Company as the sole holder thereof;

(c)	at the same time as the steps in Section 3.1(b) occur:
(i)

each Common Share outstanding immediately prior to the Effective Time (other than Dissenting Shares held by Dissenting Shareholders who are ultimately determined to be entitled to be paid the fair value of their Dissenting Shares as determined in accordance with Article 4), shall be, and shall be deemed to be, transferred by the holder thereof to the Purchaser (free and clear of any Liens) in exchange for the Total Per Common Share Consideration; provided, however, that the holder of each Common Share may elect to receive in respect of each Common Share, the Total Per Common Share Consideration in the form of: (x) the Cash Consideration, (y) the Share Consideration, or (z) a combination of the Share Consideration and the Cash Consideration pursuant to Section 3.2(a) or Section 3.2(b), as applicable, subject to proration in accordance with Section 3.3; and

(ii)

at the same time as the step in Section 3.1(c)(i) occurs, the holder of each Common Share transferred to the Purchaser pursuant to Section 3.1(c)(i) shall cease to be the holder thereof, or to have any rights as a holder thereof other than the right to receive the Total Per Common Share Consideration payable in respect of each Common Share held pursuant to Section 3.1(c)(i), and legal and beneficial title to each such Common Share will vest in the Purchaser and the Purchaser will be and be deemed to be the transferee and legal and beneficial owner of such Common Share (free and clear of any Liens) and will be entered in the central securities register of the Company as the sole holder thereof; and

(d)

each holder of Options or Common Shares, or both, outstanding immediately prior to the Effective Time, with respect to each step set out above applicable to such holder, shall be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer all Options or Common Shares held by such holder in accordance with such step.

Section 3.2 Election Mechanics

With respect to the transfer by the Shareholders of each Common Share to the Purchaser pursuant to Section 3.1(c)(i):

(a)

each Minority Shareholder may elect (the “Minority Shareholder Priority Election”), in respect of each Common Share held by such Minority Shareholder, to receive the Total Per Common Share Consideration in the form of either (i) the Share Consideration, (ii) the Cash Consideration, or (iii) the Combined Consideration;

(b)

subject to Section 3.3, each Locked-Up Shareholder may elect, in respect of each Common Share held by such Locked-Up Shareholder, to receive the Total Per Common Share Consideration in the form of either (i) the Share Consideration, (ii) the Cash Consideration, or (iii) the Combined Consideration;

(c)

in order to make the election referred to in Section 3.2(a) or Section 3.2(b), a Shareholder must have deposited with the Depositary, by no later than the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such Shareholder’s election, which election shall be irrevocable and may not be withdrawn, together with the certificate(s) representing the Common Shares held by such Shareholder; and

(d)

any Shareholder who did not, prior to the Election Deadline, deposit with the Depositary a duly completed Letter of Transmittal and Election Form indicating such Shareholder’s election, together with the certificate(s) representing the Common Shares held by such Shareholder, or otherwise failed to fully comply with the requirements of Section 3.2(c) in respect of any Common Shares (including Shareholders who duly exercise Dissent Rights but are ultimately not entitled, for any reason, to be paid fair value for the Common Shares in respect of which they have exercised Dissent Rights) shall receive the Share Consideration for each of its Common Shares, subject to proration in accordance with Section 3.3, and, if so prorated, the a comination of the Share Consideration and the Cash Consideration with respect to each Common Share.

Section 3.3 Proration

Notwithstanding Section 3.2 or any other provision herein to the contrary:

(a)

the Minority Shareholders shall be entitled to receive the number of Radiant Shares that they have elected to receive as a result of the Minority Shareholder Priority Elections under Section 3.2(a) and no proration shall apply with respect to any Minority Shareholder Priority Election;

(b)

subject to adjustment in accordance with Section 3.3(c) or Section 3.3(d), the maximum aggregate number of Radiant Shares to be issued pursuant to Section 3.1(c)(i) to the Locked-Up Shareholders and any Minority Shareholders who did not make an election pursuant to Section 3.2(a) shall be equal to 6,900,000 less the number of Radiant Shares to be issued pursuant to the Minority Shareholder Priority Elections (the “Maximum Share Amount”) and the minimum aggregate number of Radiant Shares to be issued to Shareholders pursuant Section 3.1(c)(i) shall be 4,540,254 Radiant Shares (the “Minimum Share Amount”);

(c)

if, prior to giving effect to this Section 3.3(c), the aggregate number of Radiant Shares elected or deemed to be elected by Locked-Up Shareholders in connection with the payment of the Total Per Common Share Consideration by way of the Share Consideration pursuant to Section 3.2 exceeds the Maximum Share Amount, then:

(i)

the percentage of the Total Per Common Share Consideration to be paid in Share Consideration in respect of each Common Share transferred to the Purchaser pursuant to Section 3.1(c)(i) by a Locked-Up Shareholder and any Minority Shareholder who did not make an election pursuant to Section 3.2(a) (the “Deemed Share Election Percentage”) shall be determined by multiplying (x) the percentage, rounded to six decimal places, of the Total Per Common Share Consideration elected or deemed to be elected in respect of such Common Share to be paid in Radiant Shares, as otherwise determined in accordance with Section 3.2 prior to giving effect to this Section 3.3(c) (the “Actual Share Election Percentage”) by (y) a fraction, rounded to six decimal places, the numerator of which is the Maximum Share Amount and the denominator of which is the aggregate number of Radiant Shares otherwise issuable pursuant to Section 3.1(c)(i) prior to giving effect to this

Section 3.3(c) to all Locked-Up Shareholders and Minority Sharheolders who did not make an election pursuant to Section 3.2(a); and
(ii)

the percentage of the Total Per Common Share Consideration to be paid in cash in respect of each Common Share transferred to the Purchaser pursuant to Section 3.1(c)(i) by a Locked-Up Shareholder and any Minority Shareholder who did not make an election pursuant to Section 3.2(a) shall be increased by a percentage equal to the difference between (x) the Deemed Share Election Percentage in respect of such Common Share and (y) the Actual Share Election Percentage in respect of such Common Share.

(d)

if, prior to giving effect to this Section 3.3(d), the aggregate number of Radiant Shares elected or deemed to be elected by Shareholders in connection with the payment of the Total Per Common Share Consideration pursuant to Section 3.2 is less than the Minimum Share Amount, then:

(i)

the percentage of the Total Per Common Share Consideration in respect of each Common Share transferred to the Purchaser by a Locked-Up Shareholder pursuant to Section 3.1(c)(i) to be paid in Share Consideration (the “Deemed Minimum Share Election Percentage”) shall be determined by multiplying (x) the percentage, rounded to six decimal places, of the Total Per Common Share Consideration elected or deemed to be elected in respect of such Common Share to be paid in Radiant Shares, as otherwise determined in accordance with Section 3.2 prior to giving effect to this Section 3.3(c) (the “Actual Share Minimum Election Percentage”) by (y) a fraction, rounded to six decimal places, the numerator of which is the Minimum Share Amount and the denominator of which is the aggregate number of Radiant Shares otherwise issuable to all Shareholders pursuant to Section 3.1(c)(i) prior to giving effect to this Section 3.3(d); and

(ii)

the percentage of the Total Per Common Share Consideration in respect of each Common Share transferred to the Purchaser by a Shareholder pursuant to Section 3.1(c)(i) to be paid in cash shall be decreased by a percentage equal to the difference between (x) the Deemed Minimum Share Election Percentage in respect of such Common Share and (y) the Actual Share Minimum Election Percentage in respect of such Common Share.

(e)

For greater certainty, after giving effect to this Section 3.3, the holder of each Common Share shall be entitled to receive an amount of Share Consideration and an amount of Cash Consideration equal to the Total Per Common Share Consideration.

Article 4

DISSENT RIGHTS

Section 4.1 Rights of Dissent

Pursuant to the Interim Order, each registered Shareholder may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by this Article 4 and the Interim Order; provided, however, that written objection to the Arrangement Resolution, in the manner contemplated by Subsection 185(6) of the OBCA, must be sent to and received by the Company by no later than 4:00 p.m. (Toronto time) on the second Business Day immediately prior to the Company Meeting. Shareholders who duly exercise such rights of dissent and who:

(a)

are ultimately determined to be entitled to be paid by the Purchaser fair value for the Common Shares in respect of which they have exercised Dissent Rights will be deemed to have irrevocably transferred such Common Shares to the Purchaser pursuant to Section 3.1(b)(i) in consideration of such fair value; or

(b)

are ultimately not entitled, for any reason, to be paid by the Purchaser fair value for the Common Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Shareholder who has not exercised Dissent Rights, as at and from the time specified in Section 3.1(c) and be entitled to receive only the consideration set forth in Section 3.1(c)(i) as determined in accordance with Section 3.2(d);

but in no case will the Company or the Purchaser or any other person be required to recognize such holders as holders of Common Shares after the completion of the steps set forth in Section 3.1(b) or Section 3.1(c), as the case may be, and each Dissenting Shareholder will cease to be entitled to the rights of a Shareholder in respect of the Common Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register of the Company will be amended to reflect that such former holder is no longer the holder of such Common Shares as and from the Effective Time. For greater certainty, and in addition to any other restriction under Section 185 of the OBCA, a Shareholder who has voted, or instructed a proxyholder to vote, against the Arrangement Resolution shall not be entitled to exercise Dissent Rights with respect to the Arrangement.

Article 5

CERTIFICATES AND PAYMENTS

Section 5.1 Payments of Consideration

(a)	Immediately prior to the Effective Time, the Purchaser will deposit or cause to be deposited with the Depositary for the benefit of the Shareholders and the Optionholders:
(i)	cash in an aggregate amount sufficient to satisfy the Company’s payment obligations contemplated by Section 3.1(a)(i);
(ii)

cash in an aggregate amount sufficient to satisfy the Purchaser’s payment obligations contemplated by Section 3.1(c)(i) (calculated without reference to whether any Shareholder has exercised Dissent Rights and assuming that any Shareholder exercising dissent rights has elected to receive all Cash Consideration for each of its Common Shares); and

(iii)

one or more certificates representing the aggregate number of Radiant Shares required to be delivered by the Purchaser to the Shareholders pursuant to Section 3.1(c)(i) (calculated without reference to whether any Shareholder has exercised Dissent Rights).

(b)

As soon as practicable following the later of the Effective Date and the surrender by a Shareholder (other than a Dissenting Shareholder) to the Depositary of a certificate that, immediately prior to the Effective Time, represented outstanding Common Shares that were transferred to the Purchaser under Section 3.1(c)(i), together with a duly completed Letter of Transmittal and Election Form provided by the Shareholder pursuant to Section 3.2(c) and such additional documents and instruments as the Depositary may reasonably require, the former holder of such Common Shares will be entitled to receive in exchange therefor (i) a cheque for the Cash Consideration, if any, such holder is entitled to receive pursuant to Section 3.1(c)(i), and (ii) a certificate representing that number (rounded down to the nearest whole number) of Radiant Shares, if any, such holder is entitled to receive pursuant to Section 3.1(c)(i), together with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.2, less, in the case of both clauses (i) and (ii), any amounts withheld pursuant to Section 5.6, and any certificate so surrendered will forthwith be cancelled.

(c)

Subject to Section 5.5, until surrendered as contemplated by this Section 5.1, each certificate which immediately prior to the Effective Time represented Common Shares that were transferred to the Purchaser under Section 3.1(c)(i) will be thereafter deemed to represent only the right to receive (i) a cheque for the Cash Consideration, if any, the holder of such Common Shares is entitled to receive pursuant to Section 3.1(c)(i), and (ii) a certificate representing that number (rounded down to the nearest whole number) of Radiant Shares, if any, such holder is entitled to receive pursuant to Section 3.1(c)(i), together with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.2, less, in the case of both clauses (i) and (ii), any amounts withheld pursuant to Section 5.6.

(d)	The Purchaser will cause the Depositary, as soon as a former holder of Common Shares becomes entitled to receive Cash Consideration and/or Share Consideration in accordance with Section 5.1(b), to:
(i)	forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address specified in the Letter of Transmittal and Election Form; or
(ii)

if requested by such former holder in the Letter of Transmittal and Election Form, make available at the offices of the Depositary specified in the Letter of Transmittal and Election Form for pick-up by such former holder; or

(iii)

if the Letter of Transmittal and Election Form neither specifies an address as described in Section 5.1(d)(i) nor contains a request as described in Section 5.1(d)(ii), forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address of such former holder as shown on the applicable securities register maintained by or on behalf of the Company immediately prior to the Effective Time;

a cheque representing the Cash Consideration, if any, payable to such former holder in accordance with the provisions hereof and one or more certificates representing the Share Consideration, if any, to which such former holder of Common Shares is entitled to receive in accordance with the provisions hereof, in each case less any amounts withheld pursuant to Section 5.6.

(e)

No former holder of Common Shares shall be entitled to receive any consideration with respect to such Common Shares other than the Cash Consideration and/or Share Consideration such former holder of Common Shares is entitled to receive pursuant to this Section 5.1 and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith except in accordance with Section 5.2.

(f)

The Purchaser will cause the Depositary, as soon as a former Optionholder becomes entitled to receive the payments contemplated by Section 3.1(a)(i), to forward or cause to be forwarded by first class mail (postage paid) to such former holder at the address specified in the applicable records of the Company, a cheque representing the cash payment payable to such former holder in accordance with the provisions hereof. Notwithstanding any of the foregoing terms of this Section 5.1, neither a certificate nor a letter of transmittal need be surrendered by a former Optionholder in order to receive the cash to which such former holder is entitled pursuant to Section 3.1(a)(i).

Section 5.2 Dividends and Distributions

No dividends or other distributions declared or made after the Effective Time with respect to the Radiant Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Common Shares that were transferred pursuant to Section 3.1(c)(i), and no cash payment constituting the Cash Consideration or made in lieu of fractional Radiant Shares shall be paid to any such holder pursuant to Section 5.3, unless and until the holder of such certificate shall surrender such certificate in accordance with Section 5.1 or Section 5.4. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to the holder of the certificates representing Common Shares (without interest) (i) the amount of cash comprising the Cash Consideration, if any, such holder is entitled to receive pursuant to Section 3.1(c)(i) or payable in lieu of a fractional Radiant Share to which such holder is entitled pursuant to Section 5.3, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Radiant Shares to which such holder is entitled pursuant hereto and (iii) to the extent not paid under clause (ii), on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and the payment date subsequent to surrender payable with respect to such Radiant Shares.

Section 5.3 Fractional Shares

In no event shall any holder of Common Shares be entitled to a fractional Radiant Share. Where the aggregate number of Radiant Shares to be issued to a holder of Common Shares as consideration under this Arrangement would result in a fraction of a Radiant Share being issuable, the number of Radiant Shares to be received by such holder shall be rounded down to the nearest whole Radiant Share, as the case may be, and, in lieu of a fractional Radiant Share, the holder will receive a cash payment in Canadian dollars (rounded down to the nearest cent) determined on the basis of an amount equal to (i) $5.09 multiplied by (ii) the fractional share amount. All cash payable in lieu of fractional Radiant Shares will be denominated in Canadian dollars.

Section 5.4 Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were acquired by the Purchaser pursuant to Section 3.1(c)(i) has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the former holder of such Common Shares, the Depositary will, in exchange for such lost, stolen or destroyed certificate, deliver to such former holder of Common Shares the Cash Consideration and/or Share Consideration such former holder is entitled to receive in respect of such Common Shares pursuant to Section 3.1(c)(i) together with any distributions or dividends which such holder is entitled to receive pursuant to Section 5.2 and less, in each case, any amounts withheld pursuant to Section 5.6. When authorizing such payment in relation to any lost, stolen or destroyed certificate, the former holder of such Common Shares will, as a condition precedent to the delivery thereof, give a bond satisfactory to the Purchaser and the Depositary or otherwise indemnify the Company, the Purchaser, the Parent and the Depositary against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 5.5 Extinction of Rights

Any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were acquired by the Purchaser pursuant to Section 3.1(c)(i) which is not deposited with the Depositary in accordance with the provisions of Section 5.1 on or before the sixth (6th) anniversary of the Effective Date shall, on the sixth (6th) anniversary of the Effective Date, cease to represent a claim or interest of any kind or nature whatsoever, whether as a securityholder or otherwise and whether against the Company, the Purchaser, the Parent, the Depositary or any other person. On such date, the Cash Consideration and/or Share Consideration such former holder of Common Shares would otherwise have been entitled to receive, together with any distributions or dividends such holder would otherwise have been entitled to receive pursuant to Section 5.2, shall be deemed to have been surrendered for no consideration to the Purchaser. Neither the Company nor the Purchaser or the Parent will be liable to any person in respect of any cash or securities (including any cash or securities previously held by the Depositary in trust for any such former holder) which is forfeited to the Purchaser or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

Section 5.6 Withholding Rights

The Company, the Purchaser and the Depositary will be entitled to deduct and withhold from any consideration otherwise payable to any Shareholder or Optionholder under this Plan of Arrangement (including any payment to Dissenting Shareholders) such amounts as the Company, the Purchaser or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign tax law as counsel may advise is required to be so deducted and withheld by the Company, the Purchaser or the Depositary, as the case may be. For the purposes hereof, all such withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Authority by or on behalf of the Company, the Purchaser or the Depositary, as the case may be.

Section 5.7 U.S. Securities Laws Exemption

Notwithstanding any provision herein to the contrary, the Company, Parent and Purchaser agree that the Plan of Arrangement will be carried out with the intention that all Radiant Shares transferred on completion of the Plan of Arrangement to the Shareholders will be issued by the Parent and transferred by the Purchaser in reliance on the exemption from registration requirements of the U.S. Securities Act of 1933, as amended, as provided by Section 3(a)(10) thereof.

Article 6

AMENDMENTS

Section 6.1 Amendments to Plan of Arrangement

(a)

The Company and the Purchaser reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iii) communicated to or approved by the Shareholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement pursuant to Section 6.1(a) may be proposed by the Company at any time prior to the Company Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of the Company and the Purchaser and (ii) if required by the Court or applicable law, is consented to by Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by each of the Company and the Purchaser provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of the Company and the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Company and the Purchaser or any former holder of Common Shares or Options.

Article 7

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

SCHEDULE B

ARRANGEMENT RESOLUTION

B-1

SCHEDULE C

REQUIRED REGULATORY APPROVALS

C-1

SCHEDULE D

EXPENSE REIMBURSEMENT AGREEMENT

D-1